As filed with the Securities and Exchange Commission on October 22, 2018

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
 __________________________________________
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 __________________________________________
Talcott Resolution Life Insurance Company
(Exact name of registrant as specified in its charter)

CONNECTICUT
(State or other jurisdiction of incorporation or organization)
06-0974148
(I.R.S. Employer Identification Number)
1 GRIFFIN ROAD NORTH
WINDSOR, CONNECTICUT 06095-1512
(860) 547-4390
(Address, including zip code, and telephone
number, including area code, of registrant's principal executive office)
LISA PROCH
TALCOTT RESOLUTION LIFE INSURANCE COMPANY
1 GRIFFIN ROAD NORTH
WINDSOR, CONNECTICUT 06095-1512
(860) 547-4390
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

 __________________________________________
Approximate date of commencement of proposed sale to the public:
from time to time after this registration statement becomes effective.
 __________________________________________

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer,""smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ( )                            Accelerated Filer ( )
Non-Accelerated Filer (x) (Do not check if a smaller reporting company)    Smaller Reporting Company ( )
Emerging Growth Company ( )

If an emerging growth company, indicate by check mark (if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Annuity Contracts & Participating Interests Therein	$5,800,000.00**	N/A*	N/A	N/A**
* The proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.
**Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement carries forward $5,800,000.00 of unsold securities, all of which are included under "Amount to be registered" above, that were previously registered on Form S-3 registration statement (File No. 333-223486) filed on March 7, 2018 by Hartford Life Insurance Company (now known as Talcott Resolution Life Insurance Company). Because a filing fee of $622.50 was previously paid for the securities being carried forward to this registration statement, no filing fee is due in connection with those securities. The offering of securities on the earlier registration statement will be deemed terminated as of the date of effectiveness of this registration statement.
Pursuant to Rule 429(b) under the Securities Act of 1933, the combined prospectus(es) contained herein also relates to Registration Statement No. 333-223486. Upon effectiveness, this Registration Statement, which is a new Registration Statement, will also act as a post-effective amendment to such earlier Registration Statement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not completed and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Dated [October 22], 2018

CRC SELECT III
GROUP MODIFIED GUARANTEED ANNUITY CONTRACT
TALCOTT RESOLUTION LIFE INSURANCE COMPANY
P O BOX 14293
LEXINGTON, KY 40512-4293

1-800-862-6668 (Owners)
1-800-862-7155 (Investment Professionals)
www.talcottresolution.com

On May 31, 2018, pursuant to the Stock and Asset Purchase Agreement entered into on December 3, 2017, by and among Hartford Holdings, Inc. (“HHI”) and its parent company, The Hartford Financial Services Group, Inc., Hopmeadow Acquisition, Inc. ("Buyer"), Hopmeadow Holdings, LP, and Hopmeadow Holdings GP, each of which is funded by a group of investors led by Cornell Capital LLC, Atlas Merchant Capital LLC, TRB Advisors LP, Global Atlantic Financial Group, Pine Brook and J. Safra Group, HHI sold all of the issued and outstanding equity of Hartford Life, Inc., the parent of Talcott Resolution Life Insurance Company ("Talcott Resolution") (formerly Hartford Life Insurance Company) to Buyer ("Talcott Resolution Sale Transaction").
Additional information regarding the Talcott Resolution Sale Transaction can be found on the Talcott Resolution website at www.talcottresolution.com/financialinformation.html and in the Current Report on Form 8-K filed by Talcott Resolution on June 6, 2018, with the Securities and Exchange Commission.
Talcott Resolution will continue to administer and provide all contractual benefits of your annuity. The terms, features and benefits of your insurance contract will NOT change as a result of the sale.
* * * * * * * * * *
This Contract is no longer available for sale.
This is a fixed, single premium, tax-deferred, modified guaranteed annuity. This annuity also includes a Market Value Adjustment ("MVA") that may decrease or increase the amount you receive (for more information, see the sub-section titled, "Market Value Adjustment"). Talcott Resolution Distribution Company, Inc. ("TDC") serves as the principal underwriter of the Contract and entered into selling agreements with registered broker-dealers to sell the Contract. The offering of the Contract is intended to be continuous.
This document reviews important points about this annuity. Please read this document carefully and keep it for your records and for future reference. This document is filed with the Securities and Exchange Commission ("SEC" or "Commission"). Although we file this document with the SEC, the SEC doesn't approve or disapprove these securities or determine if the information in this document is truthful or complete. Anyone who represents that the SEC does these things may be guilty of a criminal offense. This document can also be obtained from us or the SEC's website (www.sec.gov).
This annuity may not be suitable for everyone. This annuity may not be appropriate for people who do not have a long investment time horizon. You will get no additional tax advantage from this annuity if you are investing through a tax-advantaged retirement plan (such as a 401(k) plan or Individual Retirement Account ("IRA")). Pursuant to IRS Circular 230, you are hereby notified of the following: The information contained in this document is not intended to (and cannot) be used by anyone to avoid IRS penalties. This document supports the promotion and marketing of insurance products. You should seek advice based on your particular circumstances from an independent tax advisor. This prospectus is not intended to provide tax, accounting or legal advice. Please consult with your tax accountant or attorney prior to finalizing or implementing any tax or legal strategy or for any tax, accounting or legal advice concerning your situation. If you have questions about this annuity, please ask your agent, broker, advisor, or contact a company representative at the telephone number above.
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALES PERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON.
Four Simple Steps to Safeguard Your Account Against Fraud
We take protection of our customer accounts and information seriously. With the number of security breaches on the rise, it is a good time to remind you, our clients, to increase your awareness and protect yourself from fraud. We recommend four easy ways you can help protect yourself and your investments.
1. Strengthen Your Password
A strong password is your primary line of defense, which is why criminals attempt to acquire them. Passwords should be complex and difficult to guess. In order to ensure their ongoing effectiveness, passwords should be changed on a regular basis.
2. Keep Your Information Current
Make sure your contact information, including mailing address, email address and phone number is up to date with us. This will ensure that you receive your important documents.
3. Be Aware
Learn to recognize phishing emails, suspicious phone calls and texts from individuals posing as legitimate organizations, such as a bank, credit card company and government agencies. Do not click on links or download attachments from unknown sources.
4. Review Your Account Statements and Notify Law Enforcement of Suspicious Activity
As a precautionary measure, we recommend that you remain vigilant by reviewing your account statements and credit reports closely. If you detect any suspicious activity on an account, you should promptly notify the financial institution or company with which the account is maintained. You also should promptly report any fraudulent activity or suspected incidence of identity theft to proper law enforcement authorities or the Federal Trade Commission (FTC).
To file a complaint with the FTC, you may do so at www.ftc.gov/idtheft or call 1-877-ID-THEFT (877-438-4338). The FTC mailing address is 600 Pennsylvania Ave. NW, Washington, DC 20580. Complaints filed with the FTC will be added to the FTC’s Identity Theft Data Clearinghouse, which is a database made available to law enforcement agencies.
Obtain a Copy of Your Credit Report
You may obtain a free copy of your credit report from each of the three major credit reporting agencies once every 12 months by visiting www.annualcreditreport.com, calling toll-free 877-322-8228, or by completing an Annual Credit Report Request Form (found on the website) and mailing it to Annual Credit Report Request Service, P.O. Box 105281, Atlanta, GA 30348.
Or you can elect to purchase a copy of your credit report by contacting one of the three national credit reporting agencies. Contact information for the three national credit reporting agencies is provided below:

Equifax (800) 685-1111 www.equifax.com P.O. Box 740241 Atlanta, GA 30374	Experian (888) 397-3742 www.experian.com P.O. Box 2002 Allen, TX 75013	Transunion (800) 888-4213 www.transunion.com P.O. Box 1000 Chester, PA 19016
Additional Free Resources on Identity Theft
You may wish to review the tips provided by the FTC on how to avoid identity theft. For more information, please visit www.consumer.ftc.gov/topics/privacy-identity or call 1-877-ID THEFT (877-438-4338).

NOT INSURED BY FDIC OR ANY FEDERAL GOVERNMENT AGENCY	MAY LOSE VALUE	NOT A DEPOSIT OF OR GUARANTEED BY ANY BANK OR ANY BANK AFFILIATE
PROSPECTUS DATED: NOVEMBER [1], 2018

Available Information and Incorporation by Reference
We are required by the Securities Exchange Act of 1934, as amended, to file annual, quarterly and current reports and other information with the SEC. You may read or copy these reports at the SEC's Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549-2001. You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain reports, proxy and information statements and other information about us at the SEC's website at: www.sec.gov.
We filed a registration statement ("Registration Statement") relating to the Contracts offered by this prospectus with the SEC under the Securities Act of 1933, as amended. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information contained in the Registration Statement. For more information about the Contracts and us, you may obtain a copy of the Registration Statement in the manner set forth in the preceding paragraph.
In addition, the SEC allows us to "incorporate by reference" information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. Information that we file with the SEC will automatically update and supersede the information in this prospectus.
This prospectus incorporates by reference the following documents:

1)	Our Annual Report on Form 10-K for the year ended December 31, 2017;

2)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018;

3)	Our Current Reports on Form 8-K dated June 6, 2018; June 7, 2018; and July 18, 2018;

4)	Until this offering has been terminated, all future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.
Statements in this prospectus, or in documents that we later file with the SEC and that legally become part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement as changed or replaced will legally be a part of this prospectus.
Upon oral or written request and without charge, we will provide to each person to whom a copy of this prospectus has been delivered (including a beneficial owner), a copy of any document referred to above which has been incorporated by reference in this prospectus but not delivered with this prospectus, other than exhibits to such documents that are specifically incorporated by reference. Requests for such copies should be directed to us at the address stated on the cover page of this prospectus.

Highlights and Risk Factors
THE ANNUITY CONTRACT
What are the benefits of my annuity?
This annuity is a contract between you and our company. We agreed to make payouts to you starting some time in the future. At the conclusion of each Guarantee Period, your Contract Value will automatically be reallocated to the Default Guarantee Period and will remain in the Default Guarantee Period unless and until you select another Guarantee Period from among those then made available to you. This annuity includes a death benefit if you die before we start to pay you annuity payouts. You also have choices about how we pay you Annuity Payouts.
This annuity is:

•	Single premium - you buy it with one Premium Payment.

•	Fixed - it earns an interest rate that remains constant during the applicable Guarantee Period or if invested in the Default Guarantee Period.

•	Tax-deferred - you generally do not pay taxes on interest earned until you take money out or we start to make Annuity Payouts.
How can the value of my annuity grow?
Your annuity earns tax-deferred interest at a guaranteed, fixed annual interest rate during each Guarantee Period (called the "Guaranteed Interest Rate"). When you bought your annuity, you chose a Guarantee Period from those we made available to you at that time. Different Guaranteed Interest Rates were offered based on the then available Guarantee Period you choose. Guaranteed Interest Rates offered may also vary based on the amount of your Premium Payment or Contract Value. Interest compounds daily and is credited daily. As used throughout this prospectus, an "available" Guarantee Period is a Guarantee Period of a duration that then we offer to you for investment during the relevant duration. Unless specifically provided below, an available Guarantee Period may not be of the same duration offered in the initial Guarantee Period or any subsequent Guarantee Period. We reserve the right to add, delete, modify or otherwise restrict the availability of Guarantee Periods to any or all classes of contract holders.
At the end of each Guarantee Period, you can choose to:

•	do nothing, in which event your Contract Value will be automatically transferred to the Default Guarantee Period,

•	transfer your Contract Value to another then available Guarantee Period,

•	begin Annuity Payouts,

•	replace your Contract with another permissible product offered by us; or

•	surrender your Contract.
BENEFITS
How do I get income from my annuity?
When you applied for your annuity, you chose an Annuity Commencement Date - the date when you start to get Annuity Payouts. You also chose how to get Annuity Payouts - the annuity payout option. We may make other annuity payout options available at any time.
If you did not choose an Annuity Commencement Date, we set your Annuity Commencement Date to the later of i) your 10th Contract Anniversary, or ii) the date the Annuitant reaches age 90. You may change both the Annuity Commencement Date and the annuity payout option up until when Annuity Payouts begin. After that, you cannot make any changes.
What happens after I die?
If you die before we start to pay you Annuity Payouts, we pay your Contract Value to your Beneficiary. If you die after Annuity Payouts start, depending on the type of payout you chose, we pay the remaining Contract Value, if any, to your Beneficiary.
RISKS
What are some of the risks?
This annuity has several risks such as:
•   Surrender Charges (see section "The Contract")
•   MVA (see section "The Contract")
•   Your tax liability (see section "Federal Tax Considerations")
•   Our claims paying ability (see "Miscellaneous" section in "The Contract")
FEES, EXPENSES AND OTHER CHARGES
What happens if I take out some or all of the money from my annuity?
You cannot take any of your Contract Value out of your annuity after Annuity Payouts begin. Before Annuity Payouts begin, you can take out all of your Contract Value (Full Surrender) or part of it (partial surrender). There is a $500 minimum Contract

Value required after a partial surrender. We will terminate your Contract if your surrender causes your Contract Value to be less than this amount.
If you make a surrender, you may:
•  have to pay a Surrender Charge,
•  incur a MVA; and/or
•  have to pay income tax on the amount you take out and, if you surrender before you are age 59½, you may have to pay an income tax penalty.
Here is how the Surrender Charge is calculated (subject to state variations):

Guarantee Period Year	1	2	3	4	5	6-10
• Initial Guarantee Period	6%	6%	5%	4%	3%	2%
• Subsequent Guarantee Period	4%	3%	2%	2%	2%	2%
The MVA is intended to compensate us for certain losses in having to prematurely sell the investments that support your Guaranteed Interest Rate. The MVA may reduce or add to the amount you receive upon surrender, as summarized below:

If the interest rate goes:	Then, the amount you receive may:
Down (i)	Increase (h)
Up (h)	Decrease (i)
In some cases, we may waive the Surrender Charge and/or the MVA (whether positive or negative). For example, there is no Surrender Charge or MVA if we pay the remaining Contract Value in one lump sum to your Beneficiary after your death. See section 2(B) for more information.
TAXES
How will payouts and withdrawals from my annuity be taxed?
This annuity is tax-deferred, which means you do not pay taxes on the interest it earns until the money is paid to you or deemed to be paid to you. When you take Annuity Payouts or make a surrender, you pay ordinary income taxes on the earned interest. You also pay a 10% federal income tax penalty on earnings you withdraw before age 59½. If your state imposes a premium tax on us, this tax will be deducted from the money you receive.
You may exchange one tax-deferred annuity for another without paying taxes on the earnings when you make the exchange. Before you do, compare the benefits, features and costs of the two annuities. You may pay a Surrender Charge and MVA if you make the exchange during a Guarantee Period. Also, you may pay a Surrender Charge.
Does buying an annuity in a retirement plan provide extra tax benefits?
No. Buying an annuity within an IRA, 401(k) or other tax deferred retirement plan does not give you any extra tax benefits. Choose your annuity based on its other features and benefits as well as its risks and costs, not its tax benefits.
OTHER INFORMATION
How do I buy this annuity?
This Contract is no longer available for purchase.
What else do I need to know?

•
The Relevant Index used to compute your MVA may change at the beginning of each new Guarantee Period. The difference between the Relevant Index from the commencement of each new Guarantee Period to any surrender date(s) will impact the amount of your MVA.

•
,Many states have laws that give you a set number of days to look at an annuity after you but it. If you decide during that time that you do not want it, you can return the annuity and sometimes get all your money back.

•
Purchasing a modified guarantee annuity in an increasing interest rate environment will result in the imposition of a negative MVA if you prematurely surrender your contract. As of the date of this prospectus, interest rates were low relative to historical levels in the United States.

•
We pay a commission at the time of sale to broker-dealers, financial institutions and other affiliated broker-dealers ("Financial Intermediaries") that your investment professional is associated with. Commission arrangements vary by Financial Intermediary and generally increase based on the length of the Guarantee Period you choose. These arrangements create a potential conflict of interest.

•
We also pay promotional fees to certain Financial Intermediaries to encourage the sale of this annuity. These additional payments could create an incentive for your Financial Intermediary or investment professional to recommend products that pay them more than others do.

•	Once you start to receive your Annuity Payouts, you cannot surrender this Contract.

•	If you do not choose an annuity payout option, we start payouts on the starting date you chose and continue them for at least ten (10) years.
The Contract
Who could buy this Contract?
The Contract is an individual, tax-deferred, modified guaranteed annuity contract designed for long-term planning purposes. Any individual or trust was able to purchase it, including IRAs adopted according to Section 408 of the Code (known as "Qualified Contracts" as defined by the Code). In addition, individuals and trusts were able to purchase Contracts that were not part of a tax qualified retirement plan (known as "Non-Qualified Contracts"). If you purchased the Contract for use in an IRA or qualified retirement plan, you should consider other features of the Contract besides tax deferral, since any investment vehicle used within an IRA or qualified plan already receives tax-deferred treatment under the Code. We reserve the right to cease new sales of this Contract at any time without notice.
How was the Contract purchased?
You were only able to purchase this Contract through a Financial Intermediary.
Neither you nor your Annuitant must have had your 86th birthday on the date that your Contract was issued. If a non-natural person owns the Contract, the Annuitant must not be older than age 85 as of the Contract issuance date. You must be of legal age in the state where the Contract was purchased or a guardian must act on your behalf.
How is the Premium Payment applied to my Contract?
Your Contract was issued after we received your Premium Payment and your application or order request in good order.
Description of Right to Cancel provision you had when you purchased your Contract.
If for any reason you are not satisfied with your Contract, simply return it within ten days after you receive it with a written request for cancellation that indicates your tax-withholding instructions. In some states, you may be allowed more time to cancel your Contract. We will not deduct any Surrender Charge however, an MVA may be applied. We may require additional information, including a signature guarantee, before we can cancel your Contract.
The amount we pay you upon cancellation depends on the requirements of the state where you purchased your Contract, the method of purchase, the type of Contract you purchased and your age.
What is a Guarantee Period?
A Guarantee Period is the length of time you select from those time periods or durations that we make available to you at that time. We offer different annual interest rates for different Guarantee Periods (these rates are called "Guaranteed Interest Rates"). Guaranteed Interest Rates may vary based on the amount of your Premium Payment or Contract Value. Guaranteed Interest Rates are fixed for the length of your Guarantee Period. You can contact us to find out what Guarantee Periods and current Guaranteed Interest Rates that we are then offering based on the amount of your Premium Payment or Contract Value.
We reserve the right to add, delete or eliminate Guarantee Periods, or offer some or all Guarantee Periods to select distribution channels, or any class of contract holders.
When you purchased your Contract, you chose the length of your Guarantee Period. This is your initial Guarantee Period.
A subsequent Guarantee Period may commence at the conclusion of your initial Guarantee Period and each following Guarantee Period if you have selected a new Guarantee Period from among those then offered to you. If you have not chosen a subsequent Guarantee Period, your Contract Value will automatically be reallocated to the Default Guarantee Period at the conclusion of the then expiring Guarantee Period.
We, in our sole discretion, reserve the right to determine the Guaranteed Interest Rates credited to each Guarantee Period; provided; however, that Guaranteed Interest Rates will never be less than the greater of 1%, the non-forfeiture interest rate applicable in your state, or result in a cash surrender value that is less than your state's minimum non-forfeiture amount. Annual interest credits are determined at the beginning of each applicable Guarantee Period and are compounded daily. We, or our agents, cannot predict nor guarantee our future Guaranteed Interest Rates.
Can I transfer into a different Guarantee Period?
✓  Interim Guarantee Period Transfers
You may not transfer your Contract Value to another Guarantee Period once you have chosen a Guarantee Period. If you are invested in the Default Guarantee Period; however, you may transfer Contract Value to another then available Guarantee Period at any time, provided that the duration of the new Guarantee Period does not extend beyond your Annuity Commencement Date (or option end date for Beneficiary continued contracts).
✓  Post Guarantee Period Transfers
At the end of each Guarantee Period, you currently have the following options:

•	Do nothing, in which event your Contract Value will automatically transfer to the Default Guarantee Period;

•
Elect a subsequent Guarantee Period from those durations we offer to you at that time; provided that the duration of the new Guarantee Period does not extend beyond your Annuity Commencement Date (or option end date for Beneficiary continued contracts);

•	Begin taking Annuity Payouts; or

•	Fully surrender your Contract.
Unless we receive written instructions from you selecting a subsequent Guarantee Period, your Contract Value will automatically be moved to the Default Guarantee Period and will remain in the Default Guarantee Period until you select a subsequent Guarantee Period from among those durations then made available to you. If you transfer your Contract Value directly to a new Guarantee Period, then you will have a thirty (30) day grace period to decide whether you would like to switch into another then available Guarantee Period in which event we will not apply a Surrender Charge or MVA. The amount transferred into a new Guarantee Period is equal to the Contract Value on the date of the transfer.
When will Contract Value move into the Default Guarantee Period?
Contract Value will automatically be moved to the Default Guarantee Period at the end of each Guarantee Period and will remain in the Default Guarantee Period until you select a subsequent Guarantee Period from among those durations then made available to you. You can only invest in the Default Guarantee Period at the end of any Guarantee Period.
You may transfer Contract Value into a then available Guarantee Period at any time while invested in the Default Guarantee Period. We will periodically declare new annual interest rates for the Default Guarantee Period. We may reset the rate of interest paid on Contract Value invested in the Default Guarantee Period annually or less frequently based on the duration of your Default Guarantee Period. In no event will interest rates for the Default Guarantee Period be less than 1%, the non-forfeiture interest rate applicable in your state, or result in a cash surrender value that is less than your state's minimum non-forfeiture amount.
While invested in the Default Guarantee Period, you may make a partial Surrender, Full Surrender or annuitize your Contract without incurring Surrender Charges or a MVA.
How is the value of my Contract calculated before the Annuity Commencement Date?
Your initial Premium Payment was your Contract Value when you selected your initial Guarantee Period. We calculated your Contract Value by deducting any applicable premium tax. We credit your Contract Value on a daily basis with the applicable annualized Guaranteed Interest Rate and deduct any partial surrenders (including Surrender Charges and any MVA).
What other features are available?
You may enroll in the following features (sometimes called a "Program") for no additional fee.
Automatic Income Program
This systematic withdrawal feature allows you to make partial surrenders up to your Annual Free Withdrawal Amount each Contract Year. You can choose the frequency of partial surrenders from:

•	monthly

•	quarterly

•	semiannually

•	annually

•	The minimum surrender amount is $100.
Extended Withdrawal Privilege Rider
Once the Annuitant reaches age 70½, the annual Extended Withdrawal Privilege on the Contract is the greater of:

•	the Annual Free Withdrawal Amount; or

•
the amount based on multiplying the Contract Value on December 31st of the previous calendar year by a percentage taken from the IRS tables currently in use, less surrenders made during the current Contract Year.

Any surrender greater than either of the two amounts described above will be subject to any applicable Surrender Charges and a MVA.
Reinstatement
The Owner has the option to request a reinstatement within thirty (30) days after a surrender (partial or full) upon return of the check with a written letter of instruction to us. Surrender Charges from the surrender will be credited back to the Contract Value.
A. Charges and Fees
What happens if I request a surrender before the end of the Guarantee Period?
If you take money out of the Contract before the end of your Guarantee Period, the following charges may apply:
Surrender Charges
Surrender Charges cover some of the expenses relating to the sale, renewal and distribution of the Contract, including commissions paid to Financial Intermediaries and the cost of preparing sales literature and other promotional activities. We may offer other versions of this Contract that do not include Surrender Charges. Surrender Charges do not apply to Surrenders made while your Contract Value is invested in the Default Guarantee Period.
Full surrenders can be made at any time prior to your Annuity Commencement Date. Except as discussed below, we assess a Surrender Charge when you request a full or partial surrender. Surrender Charges vary according to the following schedule (subject to state variations).

	Surrender Charge
Guarantee Period Year (1)	Initial Guarantee Period	Subsequent Guarantee Period
1	6%	4%
2	6%	3%
3	5%	2%
4	4%	2%
5	3%	2%
6-10	2%	2%
(1)  A Guarantee Period Year is measured from the Contract Issue Date, Guarantee Period renewal date or transfer date from the Default Guarantee Period into another then available Guarantee Period, as applicable, until the surrender date. The Surrender Charge schedule will reset at the commencement of each new Guarantee Period. Guarantee Period Years are non-cumulative which means that you will not be given credit for the time spent in a previous Guarantee Period.
When you request a surrender, we deduct the dollar amount you request (called "Gross Surrender Value") from your Contract Value. We subtract the Annual Free Withdrawal Amount from the Gross Surrender Value. This difference is then the amount subject to a Surrender Charge and other deductions. We then determine the appropriate percentage of Surrender Charge to be deducted by reference to the applicable Surrender Charge Guarantee Period. We deduct the Surrender Charge and any premium tax from the Gross Surrender Value, this value is then adjusted by any applicable MVA, and then we pay to you the remaining portion. Surrender Charges are applied prior to assessing a MVA.
The following situations are NOT subject to a surrender charge:

•	Surrenders made at the end of a Guarantee Period or within the first thirty (30) days after electing a subsequent Guarantee Period;

•	Partial surrender of not more than the Annual Free Withdrawal Amount;

•	Upon death of the Annuitant, joint Owner or Owner;

•	Admission to a nursing facility after satisfying certain conditions discussed below;

•	Upon annuitization of your Contract (Annuity Commencement Date);

•	Permissible duration exchanges;

•	Upon cancellation during the right to examine period;

•	Full Surrenders when Contract Value is invested in the Default Guarantee Period; and/or

•	Required Minimum Distributions from IRAs.
We will waive any surrender charge applicable to a partial or full Surrender if you, the joint owner or the Annuitant, is confined, at the recommendation of a physician for medically necessary reasons, for at least 180 calendar days to a:
(a)  hospital recognized as a general hospital by the proper authority of the state in which it is located;
(b)  hospital recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals;
(c)  facility certified by Medicare as a hospital or long-term care facility; or
(d)  nursing home licensed by the state in which it is located and offers the services of a registered nurse 24 hours a day.
For the waiver to apply, you must:
(a)  have owned the Contract continuously since it was issued;
(b)  provide written proof of confinement satisfactory to us; and
(c)  request the surrender within ninety-one (91) calendar days of the last day of confinement.
This waiver is not available if you, the joint Owner or the Annuitant is confined to any of the foregoing facilities when you purchased the Contract. A MVA may still be applicable. This waiver may not be available in all states.
Market Value Adjustment ("MVA")
The MVA is designed to compensate us for potential lost investment opportunities in the event that you make an early surrender. The MVA can result in your receiving an increase or a decrease in your Net Surrender Value depending how your Relevant Index performs. There is no limit to how much the MVA can affect the amount of your Net Surrender Value.

The formula that will be used to determine the MVA is:
[(1 + i)/(1 + j)]n/12
where,

i =
The applicable Relevant Index rate (expressed as a decimal, e.g., 1% = .01) with maturity years equal to the length of the then current Guarantee Period as of three business days prior to the Guarantee Period effective date;

j =
The applicable Relevant Index rate (expressed as a decimal, e.g., 1% = .01) with maturity years equal to the remainder of the then current Guarantee Period (this will be interpolated as necessary) as of three business days prior to the date the MVA is applied; and

n = The number of months from the surrender date to the end of the then current Guarantee Period.
Generally speaking, you will incur a negative MVA if the rate expressed in this formula as the letter "i" is less than the rate expressed in this formula as the letter "j". Please refer to the examples in Appendix A for illustrations how this formula may affect your Net Surrender Value.
The Relevant Index is a customized, aggregation of several publicly-available option adjusted spread sub-indices produced and provided by Barclays Capital, Inc., an unaffiliated third party. (1)
(1)  This Contract is not sponsored, endorsed, sold or promoted by Barclays Capital, Inc. Barclays Capital makes no representation or warranty, express or implied, to the owners of this Contract or any member of the public regarding the advisability of investing in securities generally or in this Contract particularly or the ability of the Barclays Capital sub-indices, including without limitation, any Relevant Index, to track general bond market performance. Barclays Capital's only relationship to us is the licensing of a Relevant Index which is determined, composed and calculated by Barclays Capital without regard to us or this Contract. Barclays Capital has no obligation to take our needs or contract owners' needs into consideration in determining, composing or calculating a Relevant Index. Barclays Capital is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of this Contract to be issued or in the determination or calculation of the equation by which this Contract may be to be converted into cash. Barclays Capital has no obligation or liability in connection with the administration, marketing or trading of this Contract. Barclays Capital and the Barclays Capital Indices are trademarks of Barclays Capital Inc.
BARCLAYS CAPITAL DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE BARCLAYS CAPITAL SUB-INDICES, OR ANY DATA INCLUDED THEREIN, OR OTHERWISE OBTAINED BY US, OWNERS OF THIS CONTRACT OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BARCLAYS CAPITAL SUB-INDICES, INCLUDING WITHOUT LIMITATION, ANY RELEVANT INDEX, IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. BARCLAYS CAPITAL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BARCLAYS SUB-INDICES, INCLUDING WITHOUT LIMITATION, ANY RELEVANT INDEX, OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BARCLAYS CAPITAL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
As of the date of this prospectus, the following sub-indices or index segments will be used in varying proportions to establish a Relevant Index: Investment Grade: Intermediate-Industrial, Intermediate-Utility, Investment Grade: Financial Institutions - Intermediate, Intermediate - Noncorporate, Asset Backed Securities, Investment Grade CMBS, U.S. Mortgage Backed Securities, Intermediate U.S. High Yield, and U.S Government: Intermediate. Barclays Capital Live calculates index values for these sub-indices. The service is available to anyone who purchases access to Barclays Capital Live.
We may periodically change the sub-indices and relative weightings of such sub-indices when constructing a Relevant Index. The criteria used to establish a Relevant Index may be inconsistent with your interests in mitigating the potentially negative economic consequences of making a premature surrender. There is no intended correlation between Guaranteed Interest Rates and a Relevant Index rate.
The Relevant Index may vary depending on the effective date of each new Guarantee Period. In other words, even if you elect to renew your Contract Value into the exact same Guarantee Period, you should not assume that the previous Relevant Index will necessarily be the same as the Relevant Index used for that or any subsequent Guarantee Period.
Except as noted in the next sentence, the Relevant Index established at initiation of a Guarantee Period will remain in effect until maturity of such Guarantee Period. During any Guarantee Period, if any Relevant Index is no longer available, or the calculation of such Relevant Index (or any sub-indices) has substantially changed, we will use a substantially similar index for determining the MVA. We will notify you of any changes in the Relevant Index and the substitute we will use. Prior approval by your state's insurance superintendent may be required before we can substitute a Relevant Index.
The Relevant Index applied to your Contract will be listed on your contract specifications page. You will be issued a new contract specifications page upon commencement of each new Guarantee Period.
A different Relevant Index rate will be established for each then available Guarantee Period based on the maturity date of investments within each sub-index. The Relevant Index values used to compute your MVA will be based on the weighted price return of each sub-index. The price return represents the total return of the sub-index assets less coupon returns. The sub-index value on any given Business Day will equal the previous Business Day's value minus the price return divided by the duration as determined by Barclays Capital Inc. You may verify the Relevant Index data for your contract as well as the Relevant Index proposed for any subsequent Guarantee Period by contacting your investment professional. Information regarding the current value of each Relevant Index may be obtained by contacting us at the telephone number listed on the cover page of this prospectus.
MVAs and Surrender Charges can cause the amount you would receive upon a Full Surrender to be less than your original Premium Payment. MVA volatility may vary by Guaranteed Period duration and the Relevant Index applied as of contract issuance.
We will waive your MVA in the following circumstances:

•
Surrenders made:
• at the end of an existing Guarantee Period;
• while invested in the Default Guarantee Period; or
• within the thirty (30) day window at the beginning of a new Guarantee Period if renewed directly into a new Guarantee Period;

•	Partial surrender of amounts up to the Annual Free Withdrawal Amount;
•	Upon death of the Annuitant, joint Owner or Owner if paid as a lump sum;
•	Upon annuitization of your Contract at the end of a Guarantee Period or the Maximum Annuity Commencement Date;
•	Upon cancellation during the right to examine period (if required by applicable state law); and/or
•	Required Minimum Distributions.
In the event that we waive your MVA, you will not receive the benefit of positive market action. On the other hand, you will also not be affected by a reduction to your Gross Surrender Value.
Premium Taxes
A deduction is also made for premium taxes, if any, imposed on us by a state, municipality, or other governmental entity. The tax, currently ranging from 0% to 3.5%, is assessed at the time purchase payments are made or when annuity payments begin. We will pay premium taxes at the time imposed under applicable law. Talcott Resolution, at our sole discretion, may deduct premium taxes at the time we pay such taxes to the applicable taxing authorities, upon surrender, or when annuity payments commence.
Other Charges
We may offer reduced fees and charges for certain Contracts that may result in decreased costs and expenses.
B. Surrenders
Are there any restrictions on partial surrenders?
Yes. If you request a partial surrender before we begin to make Annuity Payouts, there are two restrictions:

•	The amount you want to surrender must be at least equal to $500 - our current minimum for partial surrenders, and

•	The Contract must equal or exceed the Minimum Contract Value after the surrender.
The above restrictions do not apply to the Annual Free Withdrawal Amount.
We reserve the right to terminate your Contract and pay you the Net Surrender Value if your Contract Value is under the Minimum Contract Value after the surrender. Full surrenders of Contract Value are not permitted after your Annuity Commencement Date.
How do I request a surrender?
Requests for surrenders must be in writing. To request a full or partial surrender, complete a surrender form or send us a letter, signed by you, stating:

•	the dollar amount that you want to receive, either before or after we withhold taxes and deduct for any applicable charges;

•	your tax withholding amount or percentage, if any; and

•	your mailing address.
If there are joint Owners, both must authorize all surrenders.
We may defer payment of any partial or Full Surrender for a period not exceeding six months from the date of our receipt of your notice of surrender or the period permitted by state insurance law, if less. We may defer a surrender payment more than 10 days and, if we do, we will pay interest of at least 1% per annum on the amount deferred.

What tax consequences are associated with surrenders?
Prior to age 59½ - If you make a surrender prior to age 59½, there may be adverse tax consequences including a 10% federal income tax penalty on the taxable portion of the surrender payment. Surrendering before age 59½ may also affect the continuing tax-qualified status of some Contracts.
More than one Contract issued in the same calendar year - If you own more than one Contract issued by us or our affiliates in the same calendar year, then these Contracts will be treated as one Contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date.
C. Death Benefit
What is the Death Benefit and how is it calculated?
Before we begin to make Annuity Payouts, we will pay a Death Benefit upon the first death of the Owner, joint Owner or Annuitant, provided there is no surviving Contingent Annuitant. The Death Benefit is calculated as of the date we receive a certified death certificate or other legal document acceptable to us at our Administrative Office. The Death Benefit we pay is equal to the Contract Value on the date we receive the requisite documents. No Surrender Charges will apply to the Death Benefit. No MVA will apply to the Death Benefit if taken in one lump sum.
How is the Death Benefit paid?
The Death Benefit may be taken in one lump sum or under any of the Annuity Payout Options then being offered by us. There is no Surrender Charge or MVA applied to a single lump sum Death Benefit. However, depending on the settlement option elected, a MVA may be applied to any Surrender. An Owner may designate the manner in which the Beneficiary will receive the Death Benefit. The Death Benefit amount remains invested in the current Guarantee Period duration and is subject to the Guaranteed Interest Rate applicable to that duration. The Death Benefit amount remains invested until complete settlement instructions are received from each Beneficiary. On the date we receive complete instructions from the Beneficiary, we will compute the Death Benefit amount to be paid out or applied to a selected Annuity Payout Option. When there is more than one Beneficiary, we will calculate the Death Benefit amount for each Beneficiary's portion of the proceeds and then pay it out or apply it to a selected Annuity Payout Option according to each Beneficiary's instructions. If we receive complete instructions on a non-Valuation Day, computations will take place on the next Valuation Day.
Unless we are otherwise instructed, we may in our discretion, issue the Beneficiary a draft book if your Beneficiary elects to receive the Death Benefit amount as a lump sum payment. The Beneficiary can write one draft for total payment of the Death Benefit, or write drafts as needed. We will credit interest at a rate determined periodically in our sole discretion. For federal income tax purposes, the Beneficiary will be deemed to have received the lump sum payment. Interest will be taxable to the Beneficiary in the tax year that it is credited. We may issue a check to the Beneficiary if the Beneficiary resides, or the Contract was purchased, in a state that imposes restrictions on this method of payment.
The Beneficiary may elect under the Annuity Proceeds Settlement Option "Death Benefit Remaining with the Company" to leave proceeds from the Death Benefit invested with us for up to five (5) years from the date of death if death occurred before the Annuity Commencement Date (this date is sometimes referred to as the "option end date"). During the selected distribution period the amounts otherwise payable as a Death Benefit will remain in the same Guarantee Period and continue to earn the same Guaranteed Interest Rate as at the time of death. If the Guarantee Period ends before the end of the applicable option end date the Beneficiary may elect a new Guarantee Period with a duration closest to, but not to exceed the time remaining in the applicable Guarantee Period, if available. If a new Guarantee Period is not elected, the Contract Value shall be automatically converted into the Default Guarantee Period. In the event of any surrender, the remaining Contract Value will equal the Death Benefit, minus any Gross Surrender Values, plus any Guaranteed Interest Rate earned. The Beneficiary can take surrenders without paying Surrender Charges. A MVA will apply if surrenders are taken on a Business Day other than the option end date.
If the Guarantee Period effective on the date of the death benefit option was elected ends before the end of the five (5) year period, the Beneficiary may elect a new Guarantee Period with a then available duration closest to, but not to exceed the time remaining in the five year period. If a new Guarantee Period is not elected, the Default Guarantee Period will automatically commence.
We shall endeavor to fully discharge the last instructions from the Owner wherever possible or practical.
The Beneficiary of a non-qualified Contract or IRA (prior to the required distribution date) may also elect the Single Life Expectancy Only option. This option allows the Beneficiary to take the Death Benefit in a series of payments spread over a period equal to the Beneficiary's remaining life expectancy. Distributions are calculated based on IRS life expectancy tables. This option is subject to different limitations and conditions depending on whether the Contract is non-qualified or an IRA. The Beneficiary can take surrenders without paying Surrender Charges. A MVA will apply if surrenders are taken on a Business Day other than the option end date.
Required Distributions - if the Owner dies before the Annuity Commencement Date, the Death Benefit must be distributed within five (5) years after death. The Beneficiary can choose any Annuity Payout Option that results in complete Annuity Payout within five (5) years.

If the Owner dies on or after the Annuity Commencement Date under an Annuity Payout Option with a payout upon Death Benefit, any remaining value must be distributed at least as rapidly as under the Annuity Payout Option being used as of the Owner's death.
If the Owner is not an individual (e.g. a trust), then the primary Annuitant will be treated as the Owner in the situations described above and any change in the primary Annuitant will be treated as the death of the Owner.
What should the Beneficiary consider?
Spousal contract continuation - subject to state variations, if the Owner dies, the Owner's spouse (if allowed under applicable tax law), if named as sole Beneficiary, may elect to continue the Contract as the new Owner. This spousal continuation is available only once for each Contract. The spouse may alternatively elect to receive the Death Benefit in one lump sum payment or have the Death Benefit paid under one of the Annuity Payout Options.
In the event of the death of the Owner when there is no joint Owner, the Annuitant (Contingent Annuitant if applicable) is alive and the spouse is the sole Beneficiary, unless the spouse elects to be paid through another death benefit option, the Contract may continue with the spouse as the Owner and all rights of the original Owner shall become the spouse's.
Death Benefit while in the Default Guarantee Period - if the Owner or Annuitant dies while the Contract Value is allocated to the Default Guarantee Period, and we do not receive a payment election as provided in the Settlement of Death Benefit provision of the Contract, the Contract Value shall remain in the Default Guarantee Period until the Settlement of the Death Benefit as provided by the Contract is received by us.
Who will receive the Death Benefit?
The distribution of the Death Benefit is based on whether death is before, on or after the Annuity Commencement Date. The following tables describe common scenarios. Under certain circumstances; however, a Death Benefit may not be payable.
If death occurs before the Annuity Commencement Date:

If the deceased is the . . .	and . . .	and . . .	then the . . .
Owner	There is a surviving joint Owner	The Annuitant is living or deceased	Joint Owner receives the Death Benefit.
Owner	There is no surviving joint Owner	The Annuitant is living or deceased	Designated Beneficiary receives the Death Benefit.
Owner	There is no surviving joint Owner or surviving Beneficiary	The Annuitant is living or deceased	Owner's estate receives the Death Benefit.
Annuitant	The Annuitant is also the Owner	There is no named Contingent Annuitant	Designated Beneficiary receives the Death Benefit.
Annuitant	The Owner is a trust or other non-natural person	There may be no named Contingent Annuitant	The Owner receives the Death Benefit.
Annuitant	The Owner is living	There is no named Contingent Annuitant	The Owner is presumed to be the Contingent Annuitant and the Contract continues. The Owner may waive this presumption and receive the Death Benefit.
Annuitant	The Owner is living	The Contingent Annuitant is living	Contingent Annuitant becomes the Annuitant, and the Contract continues.
If death occurs on or after the Annuity Commencement Date:

If the deceased is the . . .	and . . .	and . . .	then the . . .
Owner	There is a surviving Owner	The Annuitant is living	The surviving Owner becomes the sole Owner
Owner	There is a surviving Owner	All Annuitants are living	The surviving Owner receives the death benefit
Owner	There is no surviving Owner	An Annuitant is living	The designated beneficiary(ies) become the Owner(s) and payments continue
Owner	There is no surviving Annuitant	All Annuitants are deceased	The designated beneficiary(ies) receive(s) the death benefit, if any

Annuitant	There is a surviving Owner	There is a living Annuitant	Annuity payments continue to the surviving Owner(s) as applicable
Annuitant	There is a surviving Owner	All Annuitants are deceased	The surviving Owner(s) receives the death benefit, if any
Annuitant	There is no surviving Owner	There is a living Annuitant	The designated beneficiary(ies) become the Owner(s) and payments continue
Annuitant	There is no surviving Owner	All Annuitants are deceased	The designated beneficiary(ies) become the Owner(s) and the period certain payments continue
D. Annuity Payouts
1. When do you want Annuity Payouts to begin?
You selected an Annuity Commencement Date when you purchased your Contract. You may change the Annuity Commencement Date by notifying us at any time before we begin to make Annuity Payouts.
The Annuity Commencement Date cannot be deferred beyond the end of the Guarantee Period immediately following the Annuitant's 90th birthday or the end of the Guarantee Period immediately following the end of the 10th Contract Year, whichever is later (the "Maximum ACD"). Unless you elect an Annuity Payout Option before the Annuity Commencement Date, we will begin to make Annuity Payouts under the Life Annuity with a 10-Year Period Certain Annuity Payout Option.
If the Annuity Commencement Date does not coincide with the end of a Guarantee Period, a MVA will apply. In that case, we will determine the amount available for Annuity Payouts by taking your Contract Value, deducting any applicable premium taxes and then multiplying that amount by the MVA. No MVA will apply if the Annuity Commencement Date coincides with the end of your Guarantee Period or the Maximum ACD.
You cannot transfer into a Guarantee Period with a duration that will take you past your Annuity Commencement Date. That means that if you elected to begin Annuity Payouts on your Annuitant's 90th birthday and the Annuitant is 87 years old, you would not be able to transfer into a new Guarantee Period with a duration longer than three (3) years unless you extended your Annuity Commencement Date (assuming that this Guarantee Period was then available).
All Annuity Payouts, regardless of frequency, will occur on the same day of the month as the Annuity Commencement Date.
2. Which Annuity Payout Option do you want to use?
Your Contract contains the Annuity Payout Options described below. We may at times offer other Annuity Payout Options. Once Annuity Payouts begin, you cannot change the Annuity Payout Option.
Life Annuity - We make Annuity Payouts as long as the Annuitant is living. When the Annuitant dies, we stop making Annuity Payouts. A Payee would receive only one Annuity Payout if the Annuitant dies after the first Payout, two Annuity Payouts if the Annuitant dies after the second Payout, and so forth.
Life Annuity with a Cash Refund - We make Annuity Payouts as long as the Annuitant is living. When the Annuitant dies, we stop making Annuity Payouts. At the death of the Annuitant, if the Contract Value on the Annuity Commencement Date minus any premium tax is greater than the sum of all Annuity Payouts already made, any difference will be paid to the Beneficiary.
Life Annuity with Payments for a Period Certain - We make Annuity Payouts during the lifetime of the Annuitant but Annuity Payouts are at least guaranteed for a period of time you select between five (5) years and 100 years minus the age of the Annuitant. If, at the death of the Annuitant, Annuity Payouts have been made for less than the minimum elected number of years, then the Beneficiary may elect to (a) continue Annuity Payouts for the remainder of the minimum elected number of years or (b) receive the commuted value in one sum.
Joint and Last Survivor Life Annuity - We will make Annuity Payouts as long as either the Annuitant or Joint Annuitant are living. When one Annuitant dies, we continue to make Annuity Payouts to the other Annuitant until that second Annuitant dies. When choosing this option, you must decide what will happen to the Annuity Payouts after the first Annuitant dies. You must select Annuity Payouts that:

•	Remain the same at 100%, or

•	Decrease to 66.67%, or

•	Decrease to 50%.
The percentages represent actual dollar amounts. The percentage will also affect the Annuity Payout amount we pay while both Annuitants are living. If you pick a lower percentage, your original Annuity Payouts will be higher while both Annuitants are alive.

Joint and Last Survivor Life Annuity with Payments for a Period Certain - We make Annuity Payouts for a fixed number of years and during the lifetimes of the Annuitant and the Joint Annuitant and thereafter during the remaining lifetime of the Beneficiary. Annuity Payouts are at least guaranteed for a period of time you select between five (5) years and 100 years minus the age of the Annuitant. If, at the death of the Annuitant, Annuity Payouts have been made for less than the minimum elected number of years, then the Beneficiary may elect to (a) continue Annuity Payouts for the remainder of the minimum elected number of years or (b) receive the commuted value in a single lump sum. We will use an interest rate we determine in our sole discretion when calculating commuted value.
When choosing this option, you must decide what will happen to the Annuity Payouts after the last surviving Annuitant dies. You must select Annuity Payouts that:

•	Remain the same at 100%, or

•	Decrease to 66.67%, or

•	Decrease to 50%.
The percentages represent actual dollar amounts. The percentage will also affect the Annuity Payout amount we pay while both Annuitants are living. If you pick a lower percentage, your original Annuity Payouts will be higher while both Annuitants are alive.
Payments For a Period Certain - We will make Annuity Payouts for the number of years that you select. During the first Contract Year, you can select any period between ten (10) years and 100 years minus the Annuitant's age. After the first Contract Year, you can select any period between five (5) and 100 years minus the Annuitant's age. If, at the death of the Annuitant, Annuity Payouts have been made for less than the period certain, then the Beneficiary may elect to (a) continue Annuity Payouts for the remainder of the minimum elected number of years or (b) receive the commuted value in one sum.

•	You cannot surrender your Contract once Annuity Payouts begin.

•
Qualified Contracts - if you elect an Annuity Payout Option with a Period Certain, the guaranteed number of years must be less that the life expectancy of the Annuitant at the time the Annuity Payouts begin. We compute life expectancy using the IRS mortality tables.

•
Automatic Annuity Payments - if you do not elect an Annuity Payout Option, Annuity Payouts will automatically begin on the Annuity Commencement Date under the Life Annuity with Payments for a Period Certain Annuity Payout Option with a ten-year period certain.

3. How often do you want the Payee to receive Annuity Payouts?
In addition to selecting an Annuity Commencement Date and an Annuity Payout Option, you must also decide how often you want the Payee to receive Annuity Payouts. You may choose to receive Annuity Payouts:

•	monthly

•	quarterly

•	semiannually

•	annually
Once you select a frequency, it cannot be changed after the Annuity Commencement Date. If you do not make a selection, the Payee will receive monthly Annuity Payouts. The first payment must be at least equal to the minimum payment amount according to our rules then in effect. If at any time, payments become less than the minimum payment amount, we have the right to change the payment frequency to meet the minimum payment requirements. If any payment amount is less than the minimum annual payment amount, we may make an alternative arrangement with you.
4. How are Annuity Payouts calculated?
The Tables in the Contract provide for guaranteed dollar amounts of monthly payments for each $1,000 applied under the Annuity Payout Options. Under the Life Annuity, Life Annuity with Cash Refund and Life Annuity with Payments for a Period Certain, the amount of each Annuity Payout will depend upon the age and gender of the Annuitant at the time the first Annuity Payout is due. Under the Joint and Last Survivor Life Annuity and Joint and Last Survivor Life Annuity with Payments for a Period Certain, the amount of the first Annuity Payout will depend upon the gender of both Annuitants and their ages at the time the Annuity Payout is due.
Gender will not be used to determine the amount of the Annuity Payouts if the Contract is issued to qualify under certain sections of the Code. If gender is used to determine the amount of Annuity Payouts, the Annuity tables in the Contract will provide guaranteed minimum rates of payment for male Annuitants and female Annuitants.
The fixed payment Annuity tables for the Annuity Payout Options, except for Payments for a Period Certain Annuity Payout Option are based on the Annuity 2000 Mortality Table projected forward using Projection Scale AA and an interest rate of 1.5%. The table for the Payments for a Period Certain Annuity Payout Option is based on an interest rate of 1.5% per annum.
The Annuity tables for the Annuity Payout Options, except for Payments for a Period Certain Annuity Payout Option are age dependent. The amount of the payments will be based on an age a specified number of years younger than the Annuitant's then attained age. The age setback is as follows:

Date of First Payment	Age Setback
Prior to 2025	2 years
2025 - 2029	3 years
2030 - 2039	4 years
2040 - 2049	5 years
2050 or later	6 years
E. Miscellaneous
1. Definitions
The following terms are capitalized throughout this prospectus.
Administrative Office - Our overnight mailing address is: Talcott Resolution — Annuity Service Operations, 1338 Indian Mound Drive, Mt. Sterling, KY 40353. Our standard mailing address is TAlcott Resolution — Annuity Service Operations, PO Box 14293, Lexington, KY 40512-1293.
Annual Free Withdrawal Amount - This amount equals any interest credited to the Contract Value during the 12 months prior to the Surrender Date that was not previously withdrawn.
Annuitant - The person on whose life this Contract is issued.
Annuity Commencement Date - The date we start to make Annuity Payouts.
Beneficiary - The person(s) entitled to receive benefits pursuant to the Contract following the death of the Owner(s) or Annuitant, as applicable.
Business or Valuation Day - Any day that we, and for so long as, the New York Stock Exchange are open.
Code - The Internal Revenue Code of 1986, as amended.
Contingent Annuitant - The person you may designate to become the Annuitant if the Annuitant dies prior to the Annuity Commencement Date.
Contract - The individual annuity contract and any endorsements or riders. The terms "Contract" and "annuity" are used synonymously throughout this Prospectus.
Contract Anniversary - The annual anniversary of the date that a Contract is issued. If the Contract Anniversary Date falls on a non-Business Day, then the Contract Anniversary will be the preceding Business Day.
Contract Value - The sum of your Premium Payment and all interest earned minus any Full or Partial Surrenders (including applicable Surrender Charges, premium taxes and MVAs previously applied).
Contract Year - The twelve (12) month period between Contract Anniversaries, beginning on the date that the Contract is issued.
Death Benefit - The amount that we will pay upon the death of the Owner(s) or the Annuitant, as applicable.
Default Guarantee Period - The duration that is automatically established by us as a default in the event that you do not elect a renewal Guarantee Period upon the expiration of a Guarantee Period.
Full Surrender - The full liquidation of your Contract upon which you will receive the net Surrender Value.
Gross Surrender Value - Contract Value as of the Valuation Day coinciding with a partial or Full Surrender; prior to the deduction of applicable Surrender Charges, Premium Taxes and MVA, as applicable.
Guaranteed Interest Rate - The then current interest rate for available Guarantee Periods quoted by us from time to time.
Guarantee Period(s) - The period offered by us and elected by you for which either an initial or renewal interest rate will be created.
Joint Annuitant - The person on whose life Annuity Payouts are based if the Annuitant dies after the Annuity Calculation Date. You may name a Joint Annuitant only if your Annuity Payout Option provides for a survivor. The Joint Annuitant may not be changed.
Market Value Adjustment (MVA) - A positive or negative adjustment applied in the determination of your Gross Surrender Value after the Annual Free Withdrawal Amount is taken into consideration, if applicable, and after Surrender Charges are deducted, if applicable.
Minimum Contract Value - The lowest Contract Value needed to sustain a Contract.
Net Surrender Value - The amount payable upon a partial or Full Surrender after any applicable Surrender Charges, Premium Taxes and MVA, as applicable, have been applied.
Owner or you - The owner or holder of this Contract.
Relevant Index - A composite index corresponding with each Guarantee Period.
Talcott Resolution, we, us or our - Talcott Resolution Life Insurance Company.

2. Ownership Changes
We reserve the right to approve all ownership changes, including any assignment of your Contract (or any benefits) to others or the pledging of your Contract as collateral.
3. Assignment
We must be properly notified in writing of an assignment. We reserve the right to reject any assignment which we determine to be intended to effect a secondary market for this product. Any Annuity Payouts or surrenders requested or scheduled before we record an assignment will be made according to the instructions we have on record. We are not responsible for determining the validity of an assignment. Assigning a non-qualified Contract may require the payment of income taxes and certain penalty taxes. A qualified Contract may not be transferred or otherwise assigned (whether directly or used as collateral for a loan), unless allowed by applicable law. We can withhold our consent for any reason. We are not obligated to process any request for approval within any particular time frame. Please consult a qualified tax adviser before assigning your Contract.
Speculative Investing - Do not purchase this Contract if you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme. By purchasing this Contract you represent and warrant that you are not using this product, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.
4. Amendment of Contracts
We may modify the Contract, but no modification will affect the amount or term of any Contract unless a modification is required in order to conform the Contract to applicable law. No modification will affect the method by which Contract Values are determined. We will notify you in writing of any Contract amendments.
5. State Variations
Your Contract may be subject to variations required by various State insurance departments. Variations are subject to change without notice.
California, Connecticut and New Jersey - In addition to a surviving spouse who is the designated beneficiary, contract continuation is available for a designated beneficiary who is a registered domestic partner or civil union partner pursuant to, or otherwise recognized by, state law, subject to the provisions of section 72(s)(3) of the Internal Revenue Code. In the event the designated beneficiary seeks to continue the contract, and the designated beneficiary is not treated as the "holder" under section 72(s)(3) of the Internal Revenue Code (which is the case under current federal law for a civil union or domestic partner), the distribution requirements of Internal Revenue Code section 72(s)(1) and (2) (which require distributions to begin within five (5) years of the death of holder or at least as rapidly as the distribution method previously commenced by the holder) shall apply. Contract continuation may be elected once with respect to this contract.
Florida - This Contract is not available.
Maryland - No full or partial surrenders at the end of a Guarantee Period shall be subject to a Surrender Charge or MVA for Charitable Remainder Trusts only.
Massachusetts - Nursing home waiver of Surrender Charge rider is not permitted.
New York - The contingent deferred sales charge schedule is as follows:

Guarantee	Initial	Subsequent Guarantee Period
Period Year	Guarantee Period	Five years or longer	Four years	Three years
1	7%	5%	4%	3%
2	6%	4%	3%	2%
3	5%	3%	2%	1%
4	4%	2%	1%	—%
5	3%	1%	—%	—%
6	2%	—%	—%	—%
7	1%	—%	—%	—%
8	—%	—%	—%	—%
9	—%	—%	—%	—%
10	—%	—%	—%	—%
Pennsylvania - The eligible confinement requirement under the nursing home sales charge waiver is reduced from 180 to 90 days.

Utah - The contingent deferred sales charge schedule is as follows:

Guarantee Period Year	Initial Guarantee Period	Subsequent Guarantee Period
1	6%	4%
2	6%	3%
3	5%	2%
4	4%	2%
5	3%	2%
6	2%	2%
7	2%	2%
8	2%	2%
9	1%	1%
10	—%	—%
6. The Company
Talcott Resolution (formerly Hartford Life Insurance Company) is a stock life insurance company. Talcott Resolution is authorized to do business in all states of the United States and the District of Columbia. Talcott Resolution was originally incorporated under the laws of Massachusetts on June 5, 1902, and subsequently redomiciled to Connecticut. Our corporate offices are located at 1 Griffin Road North, Windsor, Connecticut 06095.
Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
7. Investments by Talcott Resolution
Our assets must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of assets that may be committed to any particular type of investment within a separate account designated for these purposes ("Separate Account"). In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations (including U.S. Treasury and government agency and instrumentality obligations), investment grade and high-yield (junk) corporate bonds, preferred and common stocks, asset-backed securities, mortgage-backed securities commercial mortgages, real estate and certain other investments.
Contract reserves will be accounted for in the Separate Account. The Separate Account is a non-unitized, non-insulated separate account. Separate Account assets may be commingled with investments from this and other modified guaranty annuity contracts. Owners have no priority claims on assets accounted for in this Separate Account. All our assets, including those accounted for in this Separate Account, are available to meet the guarantees under the Contracts and other modified guaranty annuities we issue in addition to our general obligations.
In establishing Guaranteed Interest Rates, we intend to take into account, among other things, the yields available on the types of debt instruments in which we intend to invest the proceeds attributable to the Contract. We may also consider yields for other existing Separate Account investments when setting Guaranteed Interest Rates. We may, as part of our crediting rate strategy, consider the anticipated yields associated with debt investments assuming that they were held to maturity. Under certain market conditions, this approach may result in Guaranteed Interest Rates that are higher or lower than interest rates for seemingly comparable instruments. The Guaranteed Interest Rates offered to existing Owners may have no relationship to rates offered to prospective investors - or even other modified guarantee contract owners whose assets have been invested in this same Separate Account.
Our overall investment strategy will generally be to invest in investment-grade (or comparable investment quality) debt instruments as determined on or about the date of acquisition. We have no obligation to dispose of debt instruments that have been downgraded or are no longer considered to be of investment grade. While we will seek to acquire debt instruments having durations tending to match applicable Guarantee Periods, we reserve the right to use other available Separate Account assets to meet any of our contractual obligations. Subject to state law, we may transfer Separate Account assets to our general account and vice versa.
We reserve the right to alter investment strategies without notice. We may make a profit to the extent that we are able to garner investment yields on Separate Account portfolio assets that are superior to those instruments represented by your then applicable Relevant Index. The investment strategy applied to Separate Account investments from your Contract may not necessarily be consistent with investment strategies applied with respect to investments from other modified guaranty annuity contract investments now or hereafter held within this Separate Account.

8. Experts
The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Lisa Proch, General Counsel for Talcott Resolution has passed upon the validity of the interests in the Contracts described in this prospectus.
9. How Contracts are sold
We have entered into a distribution agreement with our affiliate TDC under which TDC serves as the principal underwriter for the Contracts. TDC is registered with the SEC under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA). The principal business address of TDC is the same as ours.
TDC has entered into selling agreements with affiliated and unaffiliated broker-dealers, and financial institutions ("Financial Intermediaries") for the sale of the Contracts. We pay compensation to TDC for sales of the Contracts by Financial Intermediaries. TDC, in its role as principal underwriter, did not retain any underwriting commissions for the fiscal year ended December 31, 2017. Contracts were sold by individuals who were appointed by us as insurance agents and who were investment professionals of Financial Intermediaries.
Financial Intermediaries receive commissions. Certain selected Financial Intermediaries also receive additional compensation. All or a portion of the payments we make to Financial Intermediaries may be passed on to investment professionals according to Financial Intermediaries' internal compensation practices.
Up front commissions paid to Financial Intermediaries generally, range from 0.25% to up to 2% of each Purchase Payment depending on the length of the initial Guarantee Period selected.
Commission arrangements may vary from one Financial Intermediary to another. We are not involved in determining your investment professional's compensation. Under certain circumstances, your investment professional may be required to return all or a portion of the commissions paid.
As of December 31, 2017, we have entered into ongoing contractual arrangements to make additional payments to the following Financial Intermediaries for our entire suite of fixed annuities: Edward D. Jones & Co., L.P., Merrill Lynch Pierce Fenner & Smith, and Huntington Investment Company.
Inclusion on this list does not imply that these sums necessarily constitute "special cash compensation" as defined by FINRA Conduct Rule 2830(l)(4). We will endeavor to update this listing annually and interim arrangements may not be reflected. We assume no duty to notify any investor whether their investment professional is or should be included in any such listing.
For the fiscal year ended December 31, 2017, additional payments did not in the aggregate exceed approximately $84,000 (excluding corporate-sponsorship related perquisites).
10. Telephone and Internet Transactions
You may make a variety of financial transactions by telephone, through an Interactive Voice Response system or though our website. We will use reasonable procedures to confirm that your instructions are genuine. We require verification of account information and will record telephone instructions on tape. You will receive written confirmation of all financial transactions.
We may be liable for following unauthorized instructions if we fail to follow our established security procedures. However, you will bear the risk of a loss resulting from instructions entered by an unauthorized third party that we reasonably believe to be genuine.
We may modify or terminate these privileges at any time. You may find it difficult to exercise these privileges during times of extreme market volatility or due to circumstances beyond our control. We are not responsible for lost investment opportunities associated with your failure to transact business with us through the Internet, Interactive Voice Response or over the telephone.
Federal Tax Considerations
A. Introduction
The following summary of tax rules does not provide or constitute any tax advice. It provides only a general discussion of certain of the expected federal income tax consequences with respect to amounts contributed to, invested in or received from a Contract, based on our understanding of the existing provisions of the Code, Treasury Regulations thereunder, and public interpretations thereof by the IRS (e.g., Revenue Rulings, Revenue Procedures or Notices) or by published court decisions. This summary discusses only certain federal income tax consequences to United States Persons, and does not discuss state, local or foreign tax consequences. The term United States Persons means citizens or residents of the United States, domestic corporations, domestic partnerships, trusts or estates that are subject to United States federal income tax, regardless of the source of their income. See "Non-Resident Aliens and Foreign Entities" below regarding annuity purchases by, or payments to, non-U.S. persons.

We have prepared this summary after consultation with tax counsel, but no opinion of tax counsel has been obtained. We do not make any guarantee or representation regarding any tax status (e.g., federal, state, local or foreign) of any Contract or any transaction involving a Contract. In addition, there is always a possibility that the tax treatment of an annuity contract could change by legislation or other means (such as regulations, rulings or judicial decisions). Moreover, it is always possible that any such change in tax treatment could be made retroactive (that is, made effective prior to the date of the change). Accordingly, you should consult a qualified tax adviser for complete information and advice before purchasing a Contract.
In addition, although this discussion addresses certain tax consequences if you use the Contract in various arrangements, including Charitable Remainder Trusts, tax-qualified retirement arrangements, deferred compensation plans, split-dollar insurance arrangements or other employee benefit arrangements, this discussion is not exhaustive. The tax consequences of any such arrangement may vary depending on the particular facts and circumstances of each individual arrangement and whether the arrangement satisfies certain tax qualification or classification requirements. In addition, the tax rules affecting such an arrangement may have changed recently, e.g., by legislation or regulations that affect compensatory or employee benefit arrangements. Therefore, if you are contemplating the use of a Contract in any arrangement the value of which to you depends in part on its tax consequences, you should consult a qualified tax adviser regarding the tax treatment of the proposed arrangement and of any Contract used in it.
As used in the following sections addressing "Federal Tax Considerations," the term "spouse" means the person to whom you are legally married, as determined under federal tax law. This may include opposite or same-sex spouses, but does not include those in domestic partnerships or civil unions which are not recognized as married for federal tax purposes. You are encouraged to consult with an accountant, lawyer or other qualified tax advisor about your own situation.
The federal, as well as state and local, tax laws and regulations require us to report certain transactions with respect to your Contract (such as an exchange of or a distribution from the Contract) to the IRS and state and local tax authorities, and generally to provide you with a copy of what was reported. This copy is not intended to supplant your own records. It is your responsibility to ensure that what you report to the IRS and other relevant taxing authorities on your income tax returns is accurate based on your books and records. You should review whatever is reported to the taxing authorities by us against your own records, and in consultation with your own tax advisor, and should notify us if you find any discrepancies in case corrections have to be made.
THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL PURPOSES ONLY. SPECIAL TAX RULES MAY APPLY WITH RESPECT TO CERTAIN SITUATIONS THAT ARE NOT DISCUSSED HEREIN. EACH POTENTIAL PURCHASER OF A CONTRACT IS ADVISED TO CONSULT WITH A QUALIFIED TAX ADVISER AS TO THE CONSEQUENCES OF ANY AMOUNTS INVESTED IN A CONTRACT UNDER APPLICABLE FEDERAL, STATE, LOCAL OR FOREIGN TAX LAW.
B. Taxation of Talcott Resolution
We are taxed as a life insurance company under Subchapter L of Chapter 1 of the Code. We will own the assets underlying the Contracts. The income earned on such assets will be our income.
C. Taxation of Annuities - General Provisions Affecting Contracts Not Held in Tax-Qualified Retirement Plans
Section 72 of the Code governs the taxation of annuities in general.
1.  Non-Natural Persons as Owners
Pursuant to Code Section 72(u), an annuity contract held by a taxpayer other than a natural person generally is not treated as an annuity contract under the Code. Instead, such a non-natural owner is generally required to currently include in gross income for each taxable year the excess of (a) the sum of the net surrender value of the contract as of the end of the taxable year plus all distributions under the contract received during the taxable year or any prior taxable year, over (b) the sum of the amount of net premiums under the contract for the taxable year and prior taxable years and amounts includible in gross income for prior taxable years with respect to such contract under Section 72(u). However, Section 72(u) does not apply to:
•  A contract the nominal owner of which is a non-natural person but the beneficial owner of which is a natural person (e.g., where the non-natural owner holds the contract as an agent for the natural person);
•  A contract acquired by the estate of a decedent by reason of such decedent's death;
•  Certain contracts acquired with respect to tax-qualified retirement arrangements;
•  Certain contracts held in structured settlement arrangements that may qualify under Code Section 130; or
•  A single premium immediate annuity contract under Code Section 72(u)(4), which provides for substantially equal periodic payments and an annuity starting date that is no later than 1 year from the date of the contract's purchase.
A non-natural owner that is a tax-exempt entity for federal tax purposes (e.g., a tax-qualified retirement trust or a Charitable Remainder Trust) generally would not be subject to federal income tax as a result of such current gross income under Code Section 72(u). However, such a tax-exempt entity, or any annuity contract that it holds, may need to satisfy certain tax requirements in order to maintain its qualification for such favorable tax treatment. See, e.g., IRS Tech. Adv. Memo. 9825001 for certain Charitable Remainder Trusts.

Pursuant to Code Section 72(s), if the owner is a non-natural person, the primary annuitant is treated as the "holder" in applying the required distribution rules described below. These rules require that certain distributions be made upon the death of a "holder." In addition, for a non-natural owner, a change in the primary annuitant is treated as the death of the "holder." However, the provisions of Code Section 72(s) do not apply to certain contracts held in tax-qualified retirement arrangements or structured settlement arrangements.
For tax years beginning after December 31, 2012, estates and trusts with gross income from annuities may be subject to an additional tax (Unearned Income Medicare Contribution) of 3.8%, depending upon the amount of the estate or trust's adjusted gross income for the taxable year.
2.  Other Owners (Natural Persons).
An owner is not taxed on increases in the value of the Contract until an amount is received or deemed received, e.g., in the form of a lump sum payment (full or partial value of a Contract) or as Annuity payments under the settlement option elected.
The provisions of Section 72 of the Code concerning distributions are summarized briefly below. Also summarized are special rules affecting distributions from Contracts obtained in a tax-free exchange for other annuity contracts or life insurance contracts, which were purchased prior to August 14, 1982. For tax years beginning after December 31, 2012, individuals with gross income from annuities may be subject to an additional tax (Unearned Income Medicare Contribution) of 3.8%, depending upon the amount of the individual's modified adjusted gross income for the taxable year.
a.  Distributions Prior to the Annuity Commencement Date.
i.   Total premium payments less amounts received which were not includable in gross income equal the "investment in the contract" under Section 72 of the Code.
ii.   To the extent that the value of the Contract (ignoring any surrender charges except on a full surrender) exceeds the "investment in the contract," such excess constitutes the "income on the contract". It is unclear what value should be used in determining the "income on the contract." We believe that the "income on the contract" does not include some measure of the value of certain future cash-value type benefits, but the IRS could take a contrary position and include such value in determining the "income on the contract".
iii.   Any amount received or deemed received prior to the Annuity Commencement Date (e.g., upon a withdrawal or partial surrender) is deemed to come first from any such "income on the contract" and then from "investment in the contract," and for these purposes such "income on the contract" shall be computed by reference to any aggregation rule in subparagraph 2.c. below. As a result, any such amount received or deemed received (1) shall be includable in gross income to the extent that such amount does not exceed any such "income on the contract," and (2) shall not be includable in gross income to the extent that such amount does exceed any such "income on the contract." If at the time that any amount is received or deemed received there is no "income on the contract" (e.g., because the gross value of the Contract does not exceed the "investment in the contract" and no aggregation rule applies), then such amount received or deemed received will not be includable in gross income, and will simply reduce the "investment in the contract."
iv.   The receipt of any amount as a loan under the Contract or the assignment or pledge of any portion of the value of the Contract shall be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b.
v.   In general, the transfer of the Contract, without full and adequate consideration, will be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b. This transfer rule does not apply, however, to certain transfers of property between spouses or incident to divorce.
b.  Distributions after Annuity Commencement Date.
Annuity payments made periodically after the Annuity Commencement Date are includable in gross income to the extent the payments exceed the amount determined by the application of the ratio of the "investment in the contract" to the total amount of the payments to be made after the Annuity Commencement Date (the "exclusion ratio").
i.   When the total of amounts excluded from income by application of the exclusion ratio is equal to the investment in the contract as of the Annuity Commencement Date, any additional payments (including surrenders) will be entirely includable in gross income.
ii.   If the annuity payments cease by reason of the death of the Annuitant and, as of the date of death, the amount of annuity payments excluded from gross income by the exclusion ratio does not exceed the investment in the Contract as of the Annuity Commencement Date, then the remaining portion of unrecovered investment shall be allowed as a deduction for the last taxable year of the Annuitant.
iii.   Generally, non-periodic amounts received or deemed received after the Annuity Commencement Date are not entitled to any exclusion ratio and shall be fully includable in gross income. However, upon a full surrender after such date, only the excess of the amount received (after any surrender charge) over the remaining "investment in the contract" shall be includable in gross income (except to the extent that the aggregation rule referred to in the next subparagraph c. may apply).

c.  Aggregation of Two or More Annuity Contracts.
Contracts issued after October 21, 1988 by the same insurer (or affiliated insurer) to the same owner within the same calendar year (other than certain contracts held in connection with tax-qualified retirement arrangements) will be aggregated and treated as one annuity contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date. An annuity contract received in a tax-free exchange for another annuity contract or life insurance contract may be treated as a new contract for this purpose. We believe that for any Contracts subject to such aggregation, the values under the Contracts and the investment in the contracts will be added together to determine the taxation under subparagraph 2.a., above, of amounts received or deemed received prior to the Annuity Commencement Date. Withdrawals will be treated first as withdrawals of income until all of the income from all such Contracts is withdrawn. In addition, the Treasury Department has specific authority under the aggregation rules in Code Section 72(e)(12) to issue regulations to prevent the avoidance of the income-out-first rules for non-periodic distributions through the serial purchase of annuity contracts or otherwise. As of the date of this prospectus, there are no regulations interpreting these aggregation provisions.
d.  10% Penalty Tax - Applicable to Certain Withdrawals and Annuity Payments.
i.  If any amount is received or deemed received on the Contract (before or after the Annuity Commencement Date), the Code applies a penalty tax equal to ten percent of the portion of the amount includable in gross income, unless an exception applies.
ii.  The 10% penalty tax will not apply to the following distributions:
1.  Distributions made on or after the date the taxpayer has attained the age of 59½.
2.  Distributions made on or after the death of the holder or, where the holder is not an individual, the death of the primary annuitant.
3.  Distributions attributable to a taxpayer becoming disabled.
4.  A distribution that is part of a scheduled series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the taxpayer (or the joint lives or life expectancies of the taxpayer and the taxpayer's designated Beneficiary).
5.  Distributions made under certain annuities issued in connection with structured settlement agreements.
6.  Distributions of amounts which are allocable to the "investment in the contract" prior to August 14, 1982 (see next subparagraph e.).
7.  Distributions purchased by an employer upon termination of certain qualified plans and held by the employer until the employee separates from service.
If the taxpayer avoids this 10% penalty tax by qualifying for the substantially equal periodic payments exception and later such series of payments is modified (other than by death or disability), the 10% penalty tax will be applied retroactively to all the prior periodic payments (i.e., penalty tax plus interest thereon), unless such modification is made after both (a) the taxpayer has reached age 59½ and (b) 5 years have elapsed since the first of these periodic payments.
e.  Special Provisions Affecting Contracts Obtained Through a Tax-Free Exchange of Other Annuity or Life Insurance Contracts Purchased Prior to August 14, 1982.
If the Contract was obtained by a tax-free exchange of a life insurance or annuity Contract purchased prior to August 14, 1982, then any amount received or deemed received prior to the Annuity Commencement Date shall be deemed to come (1) first from the amount of the "investment in the contract" prior to August 14, 1982 ("pre-8/14/82 investment") carried over from the prior Contract, (2) then from the portion of the "income on the contract" (carried over to, as well as accumulating in, the successor Contract) that is attributable to such pre-8/14/82 investment, (3) then from the remaining "income on the contract" and (4) last from the remaining "investment in the contract." As a result, to the extent, that such amount received or deemed received does not exceed such pre-8/14/82 investment; such amount is not includable in gross income. In addition, to the extent that such amount received or deemed received does not exceed the sum of (a) such pre-8/14/82 investment and (b) the "income on the contract" attributable thereto, such amount is not subject to the 10% penalty tax. In all other respects, amounts received or deemed received from such post-exchange Contracts are generally subject to the rules described in this subparagraph e.
f.  Required Distributions.
i.  Death of owner or primary Annuitant
Subject to the alternative election or spouse beneficiary provisions in ii or iii below:
1.  If any owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of such death;
2.  If any owner dies before the Annuity Commencement Date, the entire interest in the Contract shall be distributed within 5 years after such death; and
3.  If the owner is not an individual, then for purposes of 1 or 2 above, the primary annuitant under the Contract shall be treated as the owner, and any change in the primary annuitant shall be treated as the death of the owner. The primary Annuitant is the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.
ii.  Alternative Election to Satisfy Distribution Requirements
If any portion of the interest of an owner described in i. above is payable to or for the benefit of a designated beneficiary, such beneficiary may elect to have the portion distributed over a period that does not extend beyond the life or life expectancy of the beneficiary. Such distributions must begin within a year of the owner's death.
iii.  Spouse Beneficiary
If any portion of the interest of an owner is payable to or for the benefit of his or her spouse, and the Annuitant or Contingent Annuitant is living, such spouse shall be treated as the owner of such portion for purposes of section i. above. This spousal contract continuation shall apply only once for this Contract.
iv.  Civil Union or Domestic Partner
Upon the death of the Contract owner prior to the Annuity Commencement Date, if the designated beneficiary is the surviving civil union or domestic partner of the Contract owner, rather than the spouse of the Contract owner, then such designated beneficiary is not permitted to continue the Contract as the succeeding Contract owner. A designated beneficiary who is a same sex spouse will be permitted to continue the Contract as the succeeding Contract owner.
g.  Addition of Rider or Material Change
The addition of a rider to the Contract, or a material change in the Contract's provisions, could cause it to be considered newly issued or entered into for tax purposes, and thus could cause the Contract to lose certain grandfathered tax status. Please contact your tax adviser for more information.
h.  Partial Exchanges
The owner of an annuity contract can direct its insurer to transfer a portion of the contract's cash value directly to another annuity contract (issued by the same insurer or by a different insurer), and such a direct transfer can qualify for tax-free exchange treatment under Code Section 1035 (a "partial exchange"). The IRS in Revenue Procedure 2011-38, indicated that a partial exchange made on or after October 24, 2011 will be treated as a tax-free exchange under Code Section 1035 if there is no distribution from or surrender of, either contract involved in the exchange within 180 days of such exchange. Amounts received as annuity payments for a period of at least 10 years on one or more lives will not be treated as distributions for this purpose. If a transfer does not meet the 180-day test, the IRS will apply general tax rules to determine the substance and treatment of the transfer.
We advise you to consult with a qualified tax adviser as to the potential tax consequences before attempting any partial exchanges.
D. Federal Income Tax Withholding
The portion of an amount received under a Contract that is taxable gross income to the recipient is also subject to federal income tax withholding, pursuant to Code Section 3405, which requires the following:
1.  Non-Periodic Distributions. The portion of a non-periodic distribution that is includable in gross income is subject to federal income tax withholding unless the recipient elects not to have such tax withheld ("election out"). We will provide such an "election out" form at the time such a distribution is requested. If the necessary "election out" forms are not submitted to us in a timely manner, we are required to withhold 10 percent of the includable amount of distribution and remit it to the IRS.
2.  Periodic Distributions (payable over a period greater than one year). The portion of a periodic distribution that is includable in gross income is subject to federal income tax withholding as if the recipient were married claiming three exemptions, unless the recipient elects otherwise. A recipient may elect out of such withholding, or elect to have income tax withheld at a different rate, by providing a completed election form. We will provide such an election form at the time such a distribution is requested. If the necessary "election out" forms are not submitted to us in a timely manner, we are required to withhold tax as if the recipient were married claiming three exemptions, and remit the tax to the IRS.
Generally, no "election out" is permitted if the distribution is delivered outside the United States and any possession of the United States. Regardless of any "election out" (or any amount of tax actually withheld) on an amount received from a Contract, the recipient is generally liable for any failure to pay the full amount of tax due on the includable portion of such amount received. You also may be required to pay penalties under the estimated income tax rules, if your withholding and estimated tax payments are insufficient to satisfy your total tax liability.
E. General Provisions Affecting Qualified Retirement Plans
The Contract may be used for a number of qualified retirement plans. If the Contract is being purchased with respect to some form of qualified retirement plan, please refer to the section entitled "Information Regarding Tax-Qualified Retirement Plans" below for information relative to the types of plans for which it may be used and the general explanation of the tax features of such plans.

F. Nonresident Aliens and Foreign Entities
The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. persons (such as U.S. citizens or U.S. resident aliens). Purchasers (and payees such as a purchaser's beneficiary) that are not U.S. persons (such as a Nonresident Alien) will generally be subject to U.S. federal income tax and withholding on taxable annuity distributions at a 30% rate, unless a lower treaty rate applies and any required information and IRS tax forms (such as IRS Form W-8BEN) are submitted to us. If withholding tax applies, we are generally required to withhold tax at a 30% rate, or a lower treaty rate if applicable, and remit it to the IRS. Foreign entities (such as foreign corporations, foreign partnerships, or foreign trusts) must provide the appropriate IRS tax forms (such as IRS Form W-8BEN-E or other appropriate Form W-8). If required by law, we may withhold 30% from any taxable payment in accordance with applicable requirements such as The Foreign Account Tax Compliance Act (FATCA) and applicable regulations. An updated Form W-8 is generally required to be submitted every three years. Purchasers may also be subject to state premium tax, other state and/or municipal taxes, and taxes that may be imposed by the purchaser's country of citizenship or residence.
G. Estate, Gift and Generation-Skipping Tax and Related Tax Considerations
Any amount payable upon an owner's death, whether before or after the Annuity Commencement Date, is generally includable in the owner's estate for federal estate tax purposes. Similarly, prior to the owner's death, the payment of any amount from the Contract, or the transfer of any interest in the Contract, to a beneficiary or other person for less than adequate consideration may have federal gift tax consequences. In addition, any transfer to, or designation of, a non-spouse beneficiary who either is (1) 37½ or more years younger than an owner or (2) a grandchild (or more remote further descendent) of an owner may have federal generation-skipping-transfer ("GST") tax consequences under Code Section 2601. Regulations under Code Section 2662 may require us to deduct any such GST tax from your Contract, or from any applicable payment, and pay it directly to the IRS.
In addition, as indicated above in "Distributions Prior to the Annuity Commencement Date," the transfer of a Contract for less than adequate consideration during the owner's lifetime generally is treated as producing an amount received by such owner that is subject to both income tax and the 10% penalty tax. To the extent that such an amount deemed received causes an amount to be includable currently in such owner's gross income, this same income amount could produce a corresponding increase in such owner's tax basis for such Contract that is carried over to the transferee's tax basis for such Contract under Code Section 72(e) (4) (C) (iii) and Section 1015.
H. Tax Disclosure Obligations
In some instances certain transactions must be disclosed to the IRS or penalties could apply. See, for example, IRS Notice 2004-67. The Code also requires certain "material advisers" to maintain a list of persons participating in such "reportable transactions," which list must be furnished to the IRS upon request. It is possible that such disclosures could be required by us, the owner(s) or other persons involved in transactions involving annuity contracts. It is the responsibility of each party, in consultation with their tax and legal advisers, to determine whether the particular facts and circumstances warrant such disclosures.
I. Information Regarding Tax-Qualified Retirement Plans
This summary does not attempt to provide more than general information about the federal income tax rules associated with use of a Contract by a tax-qualified retirement plan. State income tax rules applicable to tax-qualified retirement plans often differ from federal income tax rules, and this summary does not describe any of these differences. Because of the complexity of the tax rules, owners, participants and beneficiaries are encouraged to consult their own tax advisors as to specific tax consequences.
The Contracts are available to a variety of tax-qualified retirement plans and arrangements (a "Qualified Plan" or "Plan"). Tax restrictions and consequences for Contracts, accounts under each type of Qualified Plan differ from each other and from those for Non-Qualified Contracts. In addition, individual Qualified Plans may have terms and conditions that impose additional rules. Therefore, no attempt is made herein to provide more than general information about the use of the Contract with the various types of Qualified Plans. Participants under such Qualified Plans, as well as Contract owners, annuitants and beneficiaries, are cautioned that the rights of any person to any benefits under such Qualified Plans may be subject to terms and conditions of the Plans themselves or limited by applicable law, regardless of the terms and conditions of the Contract issued in connection therewith. Qualified Plans generally provide for the tax deferral of income regardless of whether the Qualified Plan invests in an annuity or other investment. You should consider if the Contract is a suitable investment if you are investing through a Qualified Plan.
The following is only a general discussion about types of Qualified Plans for which the Contracts may be available. We are not the plan administrator for any Qualified Plan. The plan administrator or custodian, whichever is applicable, (but not us) is responsible for all Plan administrative duties including, but not limited to, notification of distribution options, disbursement of Plan benefits, handling any processing and administration of Qualified Plan loans, compliance regulatory requirements and federal and state tax reporting of income/distributions from the Plan to Plan participants and, if applicable, beneficiaries of Plan participants and IRA contributions from Plan participants. Our administrative duties are limited to administration of the Contract and any disbursements of any Contract benefits to the owner, annuitant or beneficiary of the Contract, as applicable. Our tax reporting responsibility is limited to federal and state tax reporting of income/distributions to the applicable payee and IRA contributions from the owner of a Contract, as recorded on our books and records. If you are purchasing a Qualified Contract, you should consult with your Plan administrator and/or a qualified tax adviser. You also should consult with a qualified tax adviser and/or Plan administrator before you withdraw any portion of your Account Value.
The tax rules applicable to Qualified Contracts and Qualified Plans, including restrictions on contributions and distributions, taxation of distributions and tax penalties, vary according to the type of Qualified Plan, as well as the terms and conditions of the Plan itself. Various tax penalties may apply to contributions in excess of specified limits, plan distributions (including loans) that do not comply with specified limits, or other restrictions and certain other transactions relating to such Plans. Accordingly, this summary provides only general information about the tax rules associated with use of a Qualified Contract in such a Qualified Plan. In addition, some Qualified Plans are subject to distribution and other requirements that are not incorporated into our administrative procedures. Owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions comply with applicable tax (and non-tax) law. Because of the complexity of these rules, owners, participants and beneficiaries are advised to consult with a qualified tax adviser as to specific tax consequences.
We do not currently offer the Contracts in connection with all of the types of Qualified Plans discussed below, and may not offer the Contracts for all types of Qualified Plans in the future.
1. Individual Retirement Annuities ("IRAs").
In addition to "traditional" IRAs governed by Code Sections 408(a) and (b) ("Traditional IRAs"), there are Roth IRAs governed by Code Section 408A, SEP IRAs governed by Code Section 408(k), and SIMPLE IRAs governed by Code Section 408(p). Also, Qualified Plans under Code Section 401 or 457(b) that include after-tax employee contributions may be treated as deemed IRAs subject to the same rules and limitations as Traditional IRAs. Contributions to each of these types of IRAs are subject to differing limitations. The following is a very general description of each type of IRA for which a Contract is available.
a.  Traditional IRAs
Traditional IRAs are subject to limits on the amounts that may be contributed each year, the persons who may be eligible to make contributions, and the time when minimum distributions must begin. Depending upon the circumstances of the individual, contributions to a Traditional IRA may be made on a deductible or non-deductible basis. Failure to make required minimum distributions ("RMDs") when the owner reaches age 70½ or dies, as described below, may result in imposition of a 50% additional tax on any excess of the RMD amount over the amount actually distributed. In addition, any amount received before the owner reaches age 59½ or dies is subject to a 10% additional tax on premature distributions, unless a special exception applies, as described below. Under Code Section 408(e), an IRA may not be used for borrowing (or as security for any loan) or in certain prohibited transactions, and such a transaction could lead to the complete tax disqualification of an IRA.
You (or your surviving spouse if you die) may rollover funds tax-free from certain existing Qualified Plans (such as proceeds from existing insurance contracts, annuity contracts or securities) into your Traditional IRA under certain circumstances, as indicated below. However, mandatory tax withholding of 20% may apply to any eligible rollover distribution from certain types of Qualified Plans if the distribution is not transferred directly to your Traditional IRA or another Qualified Plan. In addition, under Code Section 402(c)(11), a non-spouse "designated beneficiary" of a deceased Plan participant may make a tax-free "direct rollover" (in the form of a direct transfer between Plan fiduciaries, as described below in "Rollover Distributions") from certain Qualified Plans to a Traditional IRA for such beneficiary, but such Traditional IRA must be designated and treated as an "inherited IRA" that remains subject to applicable RMD rules (as if such IRA had been inherited from the deceased Plan participant).
b.  SEP IRAs
Code Section 408(k) provides for a Traditional IRA in the form of an employer-sponsored defined contribution plan known as a Simplified Employee Pension ("SEP") or a SEP IRA. A SEP IRA can have employer contributions, employee and salary reduction contributions, as well as higher overall contribution limits than a Traditional IRA, but a SEP is also subject to special tax-qualification requirements (e.g., on participation, nondiscrimination and withdrawals) and sanctions. Otherwise, a SEP IRA is generally subject to the same tax rules as for a Traditional IRA, which are described above. Please note that the IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as an IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.
c.  SIMPLE IRAs
The Savings Incentive Match Plan for Employees of Small Employers ("SIMPLE Plan") is a form of an employer-sponsored Qualified Plan that provides IRA benefits for the participating employees ("SIMPLE IRAs"). Depending upon the SIMPLE Plan, employers may make plan contributions into a SIMPLE IRA established by each eligible participant. Like a Traditional IRA, a SIMPLE IRA is subject to the 50% additional tax for failure to make a full RMD, and to the 10% additional tax on premature distributions, as described below. In addition, the 10% additional tax is increased to 25% for amounts received during the 2-year period beginning on the date you first participated in a qualified salary reduction arrangement pursuant to a SIMPLE Plan maintained by your employer under Code Section 408(p)(2). Contributions to a SIMPLE IRA may be either salary deferral contributions or employer contributions, and these are subject to different tax limits from those for a Traditional IRA. Please note that the SIMPLE IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as an SIMPLE IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.
A SIMPLE Plan may designate a single financial institution (a Designated Financial Institution) as the initial trustee, custodian or issuer (in the case of an annuity contract) of the SIMPLE IRA set up for each eligible participant. However, any such Plan also must allow each eligible participant to have the balance in his SIMPLE IRA held by the Designated Financial Institution transferred without cost or penalty to a SIMPLE IRA maintained by a different financial institution. Absent a Designated Financial Institution, each eligible participant must select the financial institution to hold his SIMPLE IRA, and notify his employer of this selection.
If we do not serve as the Designated Financial Institution for your employer's SIMPLE Plan, for you to use one of our Contracts as a SIMPLE IRA, you need to provide your employer with appropriate notification of such a selection under the SIMPLE Plan. If you choose, you may arrange for a qualifying transfer of any amounts currently held in another SIMPLE IRA for your benefit to your SIMPLE IRA with us.
d.  Roth IRAs
Code Section 408A permits eligible individuals to establish a Roth IRA. Contributions to a Roth IRA are not deductible, but withdrawals of amounts contributed and the earnings thereon that meet certain requirements are not subject to federal income tax. In general, Roth IRAs are subject to limitations on the amounts that may be contributed by the persons who may be eligible to contribute, certain Traditional IRA restrictions, and certain RMD rules on the death of the Contract owner. Unlike a Traditional IRA, Roth IRAs are not subject to RMD rules during the Contract owner's lifetime. Generally, however, upon the owner's death the amount remaining in a Roth IRA must be distributed by the end of the fifth year after such death or distributed over the life expectancy of a designated beneficiary. Prior to January 1, 2018, the owner of a Traditional IRA or other qualified plan assets could recharacterize a Traditional IRA into a Roth IRA under certain circumstances. Effective January 1, 2018, a Traditional IRA or other qualified plan cannot be recharacterized as a Roth IRA. Tax-free rollovers from a Roth IRA can be made only to another Roth IRA under limited circumstances, as indicated below. After 2007, distributions from eligible Qualified Plans can be "rolled over" directly (subject to tax) into a Roth IRA under certain circumstances. Anyone considering the purchase of a Qualified Contract as a Roth IRA or a "conversion" Roth IRA should consult with a qualified tax adviser. Please note that the Roth IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as a Roth IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.
2. Qualified Pension or Profit-Sharing Plan or Section 401(k) Plan
Provisions of the Code permit eligible employers to establish a tax-qualified pension or profit sharing plan (described in Section 401(a), and Section 401(k) if applicable, and exempt from taxation under Section 501(a)). Such a Plan is subject to limitations on the amounts that may be contributed, the persons who may be eligible to participate, the amounts of "incidental" death benefits, and the time when RMDs must commence. In addition, a Plan's provision of incidental benefits may result in currently taxable income to the participant for some or all of such benefits. Amounts may be rolled over tax-free from a Qualified Plan to another Qualified Plan under certain circumstances, as described below. Anyone considering the use of a Qualified Contract in connection with such a Qualified Plan should seek competent tax and other legal advice.
In particular, please note that these tax rules provide for limits on death benefits provided by a Qualified Plan (to keep such death benefits "incidental" to qualified retirement benefits), and a Qualified Plan (or a Qualified Contract) often contains provisions that effectively limit such death benefits to preserve the tax qualification of the Qualified Plan (or Qualified Contract). In addition, various tax-qualification rules for Qualified Plans specifically limit increases in benefits once RMDs begin, and Qualified Contracts are subject to such limits. As a result, the amounts of certain benefits that can be provided by any option under a Qualified Contract may be limited by the provisions of the Qualified Contract or governing Qualified Plan that are designed to preserve its tax qualification.
3. Deferred Compensation Plans under Section 457 ("Section 457 Plans")
Certain governmental employers, or tax-exempt employers other than a governmental entity, can establish a Deferred Compensation Plan under Code Section 457. For these purposes, a "governmental employer" is a State, a political subdivision of a State, or an agency or an instrumentality of a State or political subdivision of a State. A Deferred Compensation Plan that meets the requirements of Code Section 457(b) is called an "Eligible Deferred Compensation Plan" or "Section 457(b) Plan." Code Section 457(b) limits the amount of contributions that can be made to an Eligible Deferred Compensation Plan on behalf of a participant. Generally, the limitation on contributions is the lesser of (1) 100% of a participant's includible compensation or (2) the applicable dollar amount, equal to $18,000 for 2017 and $18,500 for 2018. The Plan may provide for additional "catch-up" contributions during the three taxable years ending before the year in which certain participants attain normal retirement age. In addition, with an eligible Deferred Compensation Plan for a governmental employer, the contribution limitation may be increased under Code Section 457(e)(18) to allow certain "catch-up" contributions for individuals who have attained age 50, but only one "catch-up" may be used in a particular year. In addition, under Code Section 457(d) a Section 457(b) Plan may not make amounts available for distribution to participants or beneficiaries before (1) the calendar year in which the participant attains age 70½, (2) the participant has a severance from employment (including death), or (3) the participant is faced with an unforeseeable emergency (as determined in accordance with regulations).
Under Code Section 457(g) all of the assets and income of an Eligible Deferred Compensation Plan for a governmental employer must be held in trust for the exclusive benefit of participants and their beneficiaries. For this purpose, annuity contracts and custodial accounts described in Code Section 401(f) are treated as trusts. This trust requirement does not apply to amounts under an Eligible Deferred Compensation Plan of a tax-exempt (non-governmental) employer. In addition, this trust requirement does not apply to amounts held under a Deferred Compensation Plan of a governmental employer that is not a Section 457(b) Plan. Where the trust requirement does not apply, amounts held under a Section 457 Plan must remain subject to the claims of the employer's general creditors under Code Section 457(b)(6).
4. Taxation of Amounts Received from Qualified Plans
Except under certain circumstances in the case of Roth IRAs, amounts received from Qualified Contracts or Plans generally are taxed as ordinary income under Code Section 72, to the extent that they are not treated as a tax-free recovery of after-tax contributions or other "investment in the contract." For annuity payments and other amounts received after the Annuity Commencement Date from a Qualified Contract or Plan, the tax rules for determining what portion of each amount received represents a tax-free recovery of "investment in the contract" are generally the same as for Non-Qualified Contracts, as described above.
For non-periodic amounts from certain Qualified Contracts or Plans, Code Section 72(e)(8) provides special rules that generally treat a portion of each amount received as a tax-free recovery of the "investment in the contract," based on the ratio of the "investment in the contract" over the Account Value at the time of distribution. However, in determining such a ratio, certain aggregation rules may apply and may vary, depending on the type of Qualified Contract or Plan. For instance, all Traditional IRAs owned by the same individual are generally aggregated for these purposes, but such an aggregation does not include any IRA inherited by such individual or any Roth IRA owned by such individual.
In addition, additional taxes, mandatory tax withholding or rollover rules may apply to amounts received from a Qualified Contract or Plan, as indicated below, and certain exclusions may apply to certain distributions (e.g., distributions from an eligible Government Plan to pay qualified health insurance premiums of an eligible retired public safety officer or, during 2011, certain distributions from an IRA for charitable purposes). Accordingly, you are advised to consult with a qualified tax adviser before taking or receiving any amount (including a loan) from a Qualified Contract or Plan.
5. Additional Taxes for Qualified Plans
Unlike Non-Qualified Contracts, Qualified Contracts are subject to federal additional taxes not just on premature distributions, but also on excess contributions and failures to make required minimum distributions ("RMDs"). Additional taxes on excess contributions can vary by type of Qualified Plan and which person made the excess contribution (e.g., employer or an employee). The additional taxes on premature distributions and failures to make timely RMDs are more uniform, and are described in more detail below.
a.  Additional Taxes on Premature Distributions
Code Section 72(t) imposes an additional income tax equal to 10% of the taxable portion of a distribution from certain types of Qualified Plans that is made before the employee reaches age 59½. However, this 10% additional tax does not apply to a distribution that is either:
(i)  made to a beneficiary (or to the employee's estate) on or after the employee's death;
(ii)  attributable to the employee's becoming disabled under Code Section 72(m)(7);
(iii)  part of a series of substantially equal periodic payments (not less frequently than annually - "SEPPs") made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of such employee and a designated beneficiary ("SEPP Exception"), and for certain Qualified Plans (other than IRAs) such a series must begin after the employee separates from service;
(iv)  (except for IRAs) made to an employee after separation from service after reaching age 55 (or made after age 50 in the case of a qualified public safety employee separated from certain government plans);
(v)  (except for IRAs) made to an alternate payee pursuant to a qualified domestic relations order under Code Section 414(p) (a similar exception for IRAs in Code Section 408(d)(6) covers certain transfers for the benefit of a spouse or ex-spouse);
(vi)  not greater than the amount allowable as a deduction to the employee for eligible medical expenses during the taxable year; or
(vii)  certain qualified reservist distributions under Code Section 72(t)(2)(G) upon a call to active duty.
In addition, the 10% additional tax does not apply to a distribution from an IRA that is either:
(viii)  made after separation from employment to an unemployed IRA owner for health insurance premiums, if certain conditions are met;
(ix)  not in excess of the amount of certain qualifying higher education expenses, as defined by Code Section 72(t)(7); or

(x)  for a qualified first-time homebuyer and meets the requirements of Code Section 72(t) (8).
If the taxpayer avoids this 10% additional tax by qualifying for the SEPP Exception and later such series of payments is modified (other than by death or disability), the 10% additional tax will be applied retroactively to all the prior periodic payments (i.e., additional tax plus interest thereon), unless such modification is made after both (a) the employee has reached age 59½ and (b) 5 years have elapsed since the first of these periodic payments.
For any premature distribution from a SIMPLE IRA during the first 2 years that an individual participates in a salary reduction arrangement maintained by that individual's employer under a SIMPLE Plan, the 10% additional tax rate is increased to 25%.
b.  RMDs and 50% Additional Tax
If the amount distributed from a Qualified Contract or Plan is less than the amount of the required minimum distribution ("RMD") for the year, the participant is subject to a 50% additional tax on the amount that has not been timely distributed.
An individual's interest in a Qualified Plan generally must be distributed, or begin to be distributed, not later than the Required Beginning Date. Generally, the Required Beginning Date is April 1 of the calendar year following the later of -
(i)  the calendar year in which the individual attains age 70½, or
(ii)  (except in the case of an IRA or a 5% owner, as defined in the Code) the calendar year in which a participant retires from service with the employer sponsoring a Qualified Plan that allows such a later Required Beginning Date.
The entire interest of the individual must be distributed beginning no later than the Required Beginning Date over -
(a)  the life of the individual or the lives of the individual and a designated beneficiary (as specified in the Code), or
(b)  over a period not extending beyond the life expectancy of the individual or the joint life expectancy of the individual and a designated beneficiary.
If an individual dies before reaching the Required Beginning Date, the individual's entire interest generally must be distributed within 5 years after the individual's death. However, this RMD rule will be deemed satisfied if distributions begin before the close of the calendar year following the individual's death to a designated beneficiary and distribution is over the life of such designated beneficiary (or over a period not extending beyond the life expectancy of such beneficiary). If such beneficiary is the individual's surviving spouse, distributions may be delayed until the deceased individual would have attained age 70½.
If an individual dies after RMDs have begun for such individual, any remainder of the individual's interest generally must be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.
The RMD rules that apply while the Contract owner is alive do not apply with respect to Roth IRAs. The RMD rules applicable after the death of the owner apply to all Qualified Plans, including Roth IRAs. In addition, if the owner of a Traditional or Roth IRA dies and the owner's surviving spouse is the sole designated beneficiary, this surviving spouse may elect to treat the Traditional or Roth IRA as his or her own.
The RMD amount for each year is determined generally by dividing the account balance by the applicable life expectancy. This account balance is generally based upon the account value as of the close of business on the last day of the previous calendar year. RMD incidental benefit rules also may require a larger annual RMD amount, particularly when distributions are made over the joint lives of the owner and an individual other than his or her spouse. RMDs also can be made in the form of annuity payments that satisfy the rules set forth in Regulations under the Code relating to RMDs.
In addition, in computing any RMD amount based on a contract's account value, such account value must include the actuarial value of certain additional benefits provided by the contract. As a result, electing an optional benefit under a Qualified Contract may require the RMD amount for such Qualified Contract to be increased each year, and expose such additional RMD amount to the 50% additional tax for RMDs if such additional RMD amount is not timely distributed.
6. Tax Withholding for Qualified Plans
Distributions from a Qualified Contract or Qualified Plan generally are subject to federal income tax withholding requirements. These federal income tax withholding requirements, including any "elections out" and the rate at which withholding applies, generally are the same as for periodic and non-periodic distributions from a Non-Qualified Contract, as described above, except where the distribution is an "eligible rollover distribution" (described below in "Rollover Distributions"). In the latter case, tax withholding is mandatory at a rate of 20% of the taxable portion of the "eligible rollover distribution," to the extent it is not directly rolled over to an IRA or other Eligible Retirement Plan (described below in "Rollover Distributions"). Payees cannot elect out of this mandatory 20% withholding in the case of such an "eligible rollover distribution."
Also, special withholding rules apply with respect to distributions from non-governmental Section 457(b) Plans, and to distributions made to individuals who are neither citizens nor resident aliens of the United States.
Regardless of any "election out" (or any actual amount of tax actually withheld) on an amount received from a Qualified Contract or Plan, the payee is generally liable for any failure to pay the full amount of tax due on the includable portion of such amount received. A payee also may be required to pay penalties under estimated income tax rules, if the withholding and estimated tax payments are insufficient to satisfy the payee's total tax liability.

7. Rollover Distributions
The current tax rules and limits for tax-free rollovers and transfers between Qualified Plans vary according to (1) the type of transferor Plan and transferee Plan, (2) whether the amount involved is transferred directly between Plan fiduciaries (a "direct transfer" or a "direct rollover") or is distributed first to a participant or beneficiary who then transfers that amount back into another eligible Plan within 60 days (a "60-day rollover"), and (3) whether the distribution is made to a participant, spouse or other beneficiary. Accordingly, we advise you to consult with a qualified tax adviser before receiving any amount from a Qualified Contract or Plan or attempting some form of rollover or transfer with a Qualified Contract or Plan.
For instance, generally any amount can be transferred directly from one type of Qualified Plan to the same type of Plan for the benefit of the same individual, without limit (or federal income tax), if the transferee Plan is subject to the same kinds of restrictions as the transfer or Plan and certain other conditions to maintain the applicable tax qualification are satisfied. Such a "direct transfer" between the same kinds of Plan is generally not treated as any form of "distribution" out of such a Plan for federal income tax purposes.
By contrast, an amount distributed from one type of Plan into a different type of Plan generally is treated as a "distribution" out of the first Plan for federal income tax purposes, and therefore to avoid being subject to federal income tax, such a distribution must qualify either as a "direct rollover" (made directly to another Plan fiduciary) or as a "60-day rollover." The tax restrictions and other rules for a "direct rollover" and a "60-day rollover" are similar in many ways, but if any "eligible rollover distribution" made from certain types of Qualified Plan is not transferred directly to another Plan fiduciary by a "direct rollover," then it is subject to mandatory 20% withholding, even if it is later contributed to that same Plan or other Qualified Plan in a "60-day rollover" by the recipient. If any amount less than 100% of such a distribution (e.g., the net amount after the 20% withholding) is transferred to another Plan in a "60-day rollover," the missing amount that is not rolled over remains subject to normal income tax plus any applicable additional tax (e.g., 10% additional tax on early distributions).
Under Code Sections 402(f)(2)(A) and 3405(c)(3) an "eligible rollover distribution" (which is both eligible for rollover treatment and subject to 20% mandatory withholding absent a "direct rollover") is generally any distribution to an employee of any portion (or all) of the balance to the employee's credit in any of the following types of "Eligible Retirement Plan": (1) a Qualified Plan under Code Section 401(a) ("Qualified 401(a) Plan"), (2) a qualified annuity plan under Code Section 403(a) ("Qualified Annuity Plan"), (3) a governmental Section 457(b) Plan. However, an "eligible rollover distribution" does not include any distribution that is either:
a.    an RMD amount;

b.
one of a series of substantially equal periodic payments (not less frequently than annually) made either (i) for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of the employee and a designated beneficiary, or (ii) for a specified period of 10 years or more; or

c.    any distribution made upon hardship of the employee.
Before making an "eligible rollover distribution," a Plan administrator generally is required under Code Section 402(f) to provide the recipient with advance written notice of the "direct rollover" and "60-day rollover" rules and the distribution's exposure to the 20% mandatory withholding if it is not made by "direct rollover." Generally, under Code Sections 402(c) and 457(e)(16), a "direct rollover" or a "60-day rollover" of an "eligible rollover distribution" can be made to a Traditional IRA or to another Eligible Retirement Plan that agrees to accept such a rollover. However, the maximum amount of an "eligible rollover distribution" that can qualify for a tax-free "60-day rollover" is limited to the amount that otherwise would be includable in gross income. By contrast, a "direct rollover" of an "eligible rollover distribution" can include after-tax contributions as well, if the direct rollover is made either to a Traditional IRA or to another form of Eligible Retirement Plan that agrees to account separately for such a rollover, including accounting for such after-tax amounts separately from the otherwise taxable portion of this rollover. Separate accounting also is required for all amounts (taxable or not) that are rolled into a governmental Section 457(b) Plan from either a Qualified Section 401(a) Plan, Qualified Annuity Plan, TSA or IRA. These amounts, when later distributed from the governmental Section 457(b) Plan, are subject to any premature distribution additional tax applicable to distributions from such a "predecessor" Qualified Plan.
Rollover rules for distributions from IRAs under Code Sections 408(d)(3) and 408A(d)(3) also vary according to the type of transferor IRA and type of transferee IRA or other Plan. For instance, generally no tax-free "direct rollover" or "60-day rollover" can be made between a "NonRoth IRA" (Traditional, SEP or SIMPLE IRA) and a Roth IRA, and a transfer from NonRoth IRA to a Roth IRA, or a "conversion" of a NonRoth IRA to a Roth IRA, is subject to special rules. In addition, generally no tax-free "direct rollover" or "60-day rollover" can be made between an "inherited IRA" (NonRoth or Roth) for a beneficiary and an IRA set up by that same individual as the original owner. Generally, any amount other than an RMD distributed from a Traditional or SEP IRA is eligible for a "direct rollover" or a "60-day rollover" to another Traditional IRA for the same individual. Similarly, any amount other than an RMD distributed from a Roth IRA is generally eligible for a "direct rollover" or a "60-day rollover" to another Roth IRA for the same individual. However, in either case such a tax-free 60-day rollover is limited to one per year (365-day period); whereas no 1-year limit applies to any such "direct rollover." Similar rules apply to a "direct rollover" or a "60-day rollover" of a distribution from a SIMPLE IRA to another SIMPLE IRA or a Traditional IRA, except that any distribution of employer contributions from a SIMPLE IRA during the initial 2-year period in which the individual participates in the employer's

SIMPLE Plan is generally disqualified (and subject to the 25% additional tax on premature distributions) if it is not rolled into another SIMPLE IRA for that individual. Amounts other than RMDs distributed from a Traditional or SEP IRA (or SIMPLE IRA after the initial 2-year period) also are eligible for a "direct rollover" or a "60-day rollover" to an Eligible Retirement Plan (e.g., a TSA) that accepts such a rollover, but any such rollover is limited to the amount of the distribution that otherwise would be includable in gross income (i.e., after-tax contributions are not eligible).
Special rules also apply to transfers or rollovers for the benefit of a spouse (or ex-spouse) or a non-spouse designated beneficiary, Plan distributions of property, and obtaining a waiver of the 60-day limit for a tax-free rollover from the IRS. The Katrina Emergency Tax Relief Act of 2005 (KETRA) allows certain amounts to be recontributed within three years as a rollover contribution to a plan from which a KETRA distribution was taken.

Appendix A - Examples
1. Pre-Annuity Commencement Date Valuation (highlighting compounding)
Below is an illustration of how interest would be credited to your Account Value during a Guarantee Period, using a five year Guarantee Period. For the purpose of this example, we have made the assumption that no full or partial surrenders or pre-authorized distributions of interest occurred during the entire five-year period. An MVA, Surrender Charge, or both may apply to any such surrenders or distributions (see "Surrenders"). The hypothetical interest rates are illustrative only and are not intended to predict future interest rates to be declared under the contract. Actual interest rates declared for any given time may be more or less than those shown.
Upward Numerical Example
In the following example, interest rates have decreased since the contract was issued. As a result, the Contract holder experiences a positive MVA upon surrender.

Initial Guarantee Period	= 5 years
(i)	= 7.00%
Assume that the Contract is surrendered at end of year 2. The account value is $10,000 and the surrender charge is 6%.
Number of months remaining until end of Guarantee Period (n)	= 36 months
(j)	= 6.00%
Therefore, MVA Formula = [(1+0.07)/(1+0.06)]36/12 = 1.0286
The amount received upon surrender is $9,668.84 = 1.0286 x $10,000 x (1 – 0.06)
Downward Numerical Example
In the following example, interest rates have increased since the contract was issued. As a result, the Contract holder experiences a negative MVA upon surrender.

Initial Guarantee Period	= 5 years
(i)	= 7.00%
Assume that the Contract is surrendered at end of year 2. The account value is $10,000 and the surrender charge is 6%
Number of months remaining until end of Guarantee Period (n)	= 36 months
(j)	= 8.00%
Therefore, MVA Formula = [(1+0.07)/(1+0.08)]36/12 = 0.9725
The amount received upon surrender is $9,141.50 = 0.9725 x $10,000 x (1 – 0.06)

APP A-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimated. This product is no longer actively sold.

Registration fees	N/A
Federal taxes	N/A
State taxes and fees (based on 50 state average)	N/A
Trustee's fees	N/A
Transfer agents' fees	N/A
Printing and distribution	$3,039*
Legal fees	$213*
Accounting fees	N/A
Independent Public Accountant fees	$4,000*
Engineering fees	N/A
Directors and officers insurance premium paid by Registrant	N/A
*Estimated expense
Item 15. Indemnification of Directors and Officers
Section 33-776 of the Connecticut General Statutes states that: "a corporation may provide indemnification of, or advance expenses to, a director, officer, employee or agent only as permitted by sections 33-770 to 33-779, inclusive."
Provision is made that the Corporation, to the fullest extent permissible by applicable law as then in effect, shall indemnify any individual who is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (each, a "Proceeding") because such individual is or was (i) a Director, or (ii) an officer or employee of the Corporation (for purposes of the by laws, each an "Officer"), against obligations to pay judgments, settlements, penalties, fines or reasonable expenses (including counsel fees) incurred in a Proceeding if such Director or Officer: (l)(A) conducted him or herself in good faith; (B) reasonably believed (i) in the case of conduct in such person's official capacity, which shall include service at the request of the Corporation as a director, officer or fiduciary of a Covered Entity (as defined below), that his or her conduct was in the best interests of the Corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the Corporation; and (C) in the case of any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful; or (2) engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the Corporation's Certificate, in each case, as determined in accordance with the procedures set forth in the by laws. For purposes of the by laws, a "Covered Entity" shall mean another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) in respect of which such person is serving at the request of the Corporation as a director, officer or fiduciary.
Item 16. Exhibits and Financial Statement Schedules

(1)	Principal Underwriter Agreement. (1)
(1a)	Amendment No. 1, Principal Underwriter Agreement (1)
(1b)	Amendment No. 2, Principal Underwriter Agreement. (3)
(1c)	Amendment No. 3, Principal Underwriter Agreement. (3)
(2)	Not applicable.
(4)	Form of Contract(s). (2)
(5)	Opinion regarding legality, refer to Exhibit (23a).
(8)	Not applicable.
(12)	Not applicable.

(15)	Not applicable.
(23a)	Consent of Counsel — Lisa Proch, General Counsel.
(23b)	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP.
(24)	Powers of Attorney.
(25)	Not applicable.
(26)	Not applicable.
(1)            Incorporated by reference to Initial Registration Statement File No. 333-157272 filed on February 12, 2009.
(2)            Incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement File No. 333-37290 filed on August 4, 2000.
(3)            Incorporated by reference to Post-Effective Amendment No. 5 to Registration Statement No. 333-133694 filed on March 1, 2010.
Item 17. Undertakings
(a)              The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)`	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus of the undersigned registrant related to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)     The portion of any other free writing prospectus relating to the offering contained material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser. .

(B)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on October 22, 2018.
TALCOTT RESOLUTION LIFE INSURANCE COMPANY

By:	/s/ Peter F. Sannizzaro
Peter F. Sannizzaro,
President and Chief Operating Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and the date indicated.

Peter F. Sannizzaro, President, Chief Operating Officer, Director		/s/ Peter F. Sannizzaro
Peter F. Sannizzaro
Robert R. Siracusa, Chief Financial Officer		/s/ Robert R. Siracusa
Robert R. Siracusa
Richard J. Carbone, Director*	*By:	/s/ Lisa Proch
Henry Cornell, Director*		Lisa Proch, Attorney-in-Fact
Gilles M. Dellaert, Director*	Date:	October 22, 2018
Oliver M. Goldstein, Director*
Brion S. Johnson, Director*
Emily R. Pollack, Director*
Michael S. Rubinoff, Director*
David I. Schamis, Director*
Robert W. Stein, Director*
Heath L. Watkin, Director*
333-

EXHIBIT INDEX

(23a)	Consent of Counsel - Lisa Proch, General Counsel.
(23b)	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP.
(24)	Powers of Attorney.